                              AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT



                           dated as of July 25, 1997



                                     among

                                   JII, INC.

                                      and

                                BANKBOSTON, N.A.

                              CERTAIN OTHER BANKS

                                      and

                           BANKBOSTON, N.A., AS AGENT

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                                      ii


                               TABLE OF CONTENTS
                               -----------------

                                                                           Page
                                                                           ----

ss.1.  DEFINITIONS AND RULES OF INTERPRETATION                               1

       ss.1.1.   Definitions                                                 1
       ss.1.2.   Rules of Interpretation                                    21

ss.2.  THE REVOLVING CREDIT FACILITY                                        22

       ss.2.1.   Commitment to Lend                                         22
       ss.2.2.   Commitment Fee                                             23
       ss.2.3.   Reduction of Total Commitment                              23
       ss.2.4.   The Revolving Credit Notes                                 23
       ss.2.5.   Interest on Revolving Credit Loans                         24
       ss.2.6.   Request for Revolving Credit Loans                         24
       ss.2.7.   Conversion Options                                         25
                 ss.2.7.1.  Conversion to Different Type of Revolving
                              Credit Loan                                   25
                 ss.2.7.2.  Continuation of Type of Revolving Credit Loan   25
                 ss.2.7.3.  Eurodollar Rate Loans                           26
       ss.2.8.   Funds for Revolving Credit Loans                           26
                 ss.2.8.1.  Funding Procedures                              26
                 ss.2.8.2.  Advances by Agent                               26

ss.3.  REPAYMENT OF THE REVOLVING CREDIT LOANS                              27

       ss.3.1.   Maturity                                                   27
       ss.3.2.   Mandatory Repayments of Revolving Credit Loans             27
       ss.3.3.   Optional Repayments of Revolving Credit Loans              27

ss.4.  LETTERS OF CREDIT   .................................................28

       ss.4.1.   Letter of Credit Commitments                               28
                 ss.4.1.1.  Commitment to Issue Letters of Credit           28
                 ss.4.1.2.  Letter of Credit Applications                   28
                 ss.4.1.3.  Terms of Letters of Credit                      28
                 ss.4.1.4.  Reimbursement Obligations of Banks              28
                 ss.4.1.5.  Participations of Banks                         29
       ss.4.2.   Reimbursement Obligation of the Borrower                   29
       ss.4.3.   Letter of Credit Payments                                  29

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                                      iii


       ss.4.4.   Obligations Absolute                                       30
       ss.4.5    Reliance by Issuer                                         30
       ss.4.6.   Letter of Credit Fee                                       30

ss.5.  CERTAIN GENERAL PROVISIONS                                           31

       ss.5.1.   Closing Fee                                                31
       ss.5.2.   Agent's Fee                                                31
       ss.5.3.   Funds for Payments                                         31
                 ss.5.3.1.  Payments to Agent                               32
                 ss.5.3.2.  No Offset                                       32
       ss.5.4.   Computations                                               32
       ss.5.5.   Inability to Determine Eurodollar Rate                     32
       ss.5.6.   Illegality                                                 33
       ss.5.7.   Additional Costs                                           33
       ss.5.8.   Capital Adequacy                                           35
       ss.5.9.   Certificate                                                35
       ss.5.10.  Indemnity                                                  35
       ss.5.11.  Interest on Overdue Amounts                                36
       ss.5.12.  Replacement Banks                                          36

ss.6.  COLLATERAL SECURITY AND GUARANTIES                                   36

       ss.6.1.   Security of the Borrower                                   36
       ss.6.2.   Guaranties and Security of Subsidiaries                    37
       ss.6.3.   Parent Guaranty                                            38

ss.7.  REPRESENTATIONS AND WARRANTIES                                       38

       ss.7.1.   Corporate Authority                                        38
                 ss.7.1.1.  Incorporation; Good Standing                    38
                 ss.7.1.2.  Authorization                                   38
                 ss.7.1.3.  Enforceability                                  39
       ss.7.2.   Governmental Approvals                                     39
       ss.7.3.   Title to Properties; Leases                                39
       ss.7.4.   Financial Statements                                       39
       ss.7.5.   No Material Changes                                        40
       ss.7.6.   Franchises, Patents, Copyrights                            40
       ss.7.7.   Litigation                                                 40
       ss.7.8.   No Materially Adverse Contracts                            41
       ss.7.9.   Compliance with Other Instruments, Laws                    41
       ss.7.10.  Tax Status                                                 41
       ss.7.11.  No Event of Default                                        41

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                                       iv


       ss.7.12.  Holding Company and Investment Company Acts                41
       ss.7.13.  Absence of Financing Statements                            42
       ss.7.14.  Perfection of Security Interest                            42
       ss.7.15.  Certain Transactions                                       42
       ss.7.16.  Employee Benefit Plans                                     42
                 ss.7.16.1.  In General                                     42
                 ss.7.16.2.  Terminability of Welfare Plans                 42
                 ss.7.16.3.  Guaranteed Pension Plans                       43
                 ss.7.16.4.  Multiemployer Plans                            43
       ss.7.17.  Regulations U and X                                        43
       ss.7.18.  Environmental Compliance                                   43
       ss.7.19.  Subsidiaries                                               45
       ss.7.20.  Chief Executive Offices                                    46
       ss.7.21.  Fiscal Year                                                46
       ss.7.22.  Disclosure                                                 46

ss.8.  AFFIRMATIVE COVENANTS OF THE BORROWER                                46

       ss.8.1.   Punctual Payment                                           46
       ss.8.2.   Maintenance of Office                                      47
       ss.8.3.   Records and Accounts                                       47
       ss.8.4.   Financial Statements, Certificates and Information         47
       ss.8.5.   Notices                                                    48
                 ss.8.5.1.  Defaults                                        48
                 ss.8.5.2.  Environmental Events                            49
                 ss.8.5.3.  Notification of Claim against Collateral        49
                 ss.8.5.4.  Notice of Litigation and Judgments              49
       ss.8.6.   Corporate Existence; Maintenance of Properties             49
       ss.8.7.   Insurance                                                  50
       ss.8.8.   Taxes  ....................................................50
       ss.8.9.   Inspection of Properties and Books                         51
                 ss.8.9.1.  General                                         51
                 ss.8.9.2.  Communications with Accountants                 51
                 ss.8.10.   Compliance with Laws, Contracts, Licenses,
                              and Permits                                   52
       ss.8.11.  Employee Benefit Plans                                     52
       ss.8.12.  Use of Proceeds                                            52
       ss.8.13.  Additional Subsidiaries                                    52
       ss.8.14.  Fair Labor Standards Act                                   53
       ss.8.15.  Further Assurances                                         53

ss.9.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER                           53

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                                       v


       ss.9.1.   Restrictions on Indebtedness                               53
       ss.9.2.   Restrictions on Liens                                      56
       ss.9.3.   Restrictions on Investments                                58
       ss.9.4.   Distributions; Other Affiliate Payments                    60
       ss.9.5.   Merger, Consolidation and Disposition of Assets            61
                 ss.9.5.1.  Mergers and Acquisitions                        61
                 ss.9.5.2.  Disposition of Assets                           61
       ss.9.6.   Sale and Leaseback                                         61
       ss.9.7.   Compliance with Environmental Laws                         62
       ss.9.8.   Employee Benefit Plans                                     62
       ss.9.9.   Change in Terms of Capital Stock                           63
       ss.9.10.  Hostile Takeovers                                          63
       ss.9.11.  Limitation on Transactions                                 63
       ss.9.12.  Fiscal Year                                                63

ss.10. FINANCIAL COVENANTS OF THE BORROWER                                  63

       ss.10.1.  Cash Flow Coverage Ratio                                   64
       ss.10.2.  Debt Service Coverage Ratio                                64
       ss.10.3.  Minimum Net Worth                                          64
       ss.10.4   Senior Debt to Consolidated Cash Flow Ratio                64

ss.11. CLOSING CONDITIONS  .................................................65

       ss.11.1.  Loan Documents                                             65
       ss.11.2.  Certified Copies of Charter Documents                      65
       ss.11.3.  Corporate Action                                           65
       ss.11.4.  Incumbency Certificate                                     65
       ss.11.5.  Validity of Liens                                          65
       ss.11.6.  Perfection Certificates and UCC Search Results             65
       ss.11.7.  Certificates of Insurance                                  66
       ss.11.8.  Opinions of Counsel                                        66
       ss.11.9.  Payment of Fees                                            66
       ss.11.10. Consents and Approvals                                     66
       ss.11.11. Projections                                                66
       ss.11.12  Borrower Reorganization                                    66
       ss.11.13  SPL Credit Agreement                                       66
       ss.11.14  Jordan Recapitalization and Repositioning Plan             67

ss.12. CONDITIONS TO ALL BORROWINGS                                         67

       ss.12.1.  Representations True; No Event of Default                  67
       ss.12.2.  No Legal Impediment                                        67

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                                       vi


       ss.12.3.  Governmental Regulation                                    67
       ss.12.4.  Proceedings and Documents                                  67

ss.13. EVENTS OF DEFAULT; ACCELERATION; ETC                                 68

       ss.13.1.  Events of Default and Acceleration                         68
       ss.13.2.  Termination of Commitments                                 70
       ss.13.3.  Remedies                                                   71
       ss.13.4.  Distribution of Collateral Proceeds                        71

ss.14. SETOFF ..............................................................72

ss.15. THE AGENT                                                            73

       ss.15.1.  Authorization                                              73
       ss.15.2.  Employees and Agents                                       73
       ss.15.3.  No Liability                                               73
       ss.15.4.  No Representations                                         73
       ss.15.5.  Payments                                                   74
                 ss.15.5.1.  Payments to Agent                              74
                 ss.15.5.2.  Distribution by Agent                          74
       ss.15.5.3. Delinquent Banks                                          74
       ss.15.6.  Holders of Notes                                           75
       ss.15.7.  Indemnity                                                  75
       ss.15.8.  Agent as Bank                                              75
       ss.15.9.  Resignation                                                75
       ss.15.10. Notification of Defaults and Events of Default             76
       ss.15.11. Duties in the Case of Enforcement                          76

ss.16. EXPENSES ............................................................76

ss.17. INDEMNIFICATION .....................................................77

ss.18. SURVIVAL OF COVENANTS                                                77

ss.19. ASSIGNMENT AND PARTICIPATION                                         78

       ss.19.1.  Conditions to Assignment by the Banks                      78
       ss.19.2.  Certain Representations and Warranties;
                   Limitations; Covenants                                   78
       ss.19.3.  Register                                                   79
       ss.19.4.  New Notes                                                  80
       ss.19.5.  Participations                                             80

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                                      vii


       ss.19.6.  Disclosure                                                 80
       ss.19.7.  Assignee or Participant Affiliated with the Borrower       81
       ss.19.8.  Miscellaneous Assignment Provisions                        81
       ss.19.9.  Assignment by Borrower                                     82

ss.20. NOTICES ...............................................................

ss.21. GOVERNING LAW .......................................................82

ss.22. HEADINGS ............................................................83

ss.23  COUNTERPARTS ........................................................83

ss.24. ENTIRE AGREEMENT ....................................................83

ss.25. WAIVER OF JURY TRIAL                                                 83

ss.26. CONSENTS, AMENDMENTS, WAIVERS, ETC                                   83

ss.27. SEVERABILITY ........................................................84

ss.28. TRANSITIONAL ARRANGEMENTS                                            84

       ss.28.1   Original Credit Agreement Superseded                       84
       ss.28.2   Return and Cancellation of Revolving Credit Notes          84
       ss.28.3   Interest and Fees Under Superseded Agreement               85

EXHIBITS:
- ---------

       Exhibit A - Form of Note
       Exhibit B - Form of Non-Wholly-Owned Subsidiary Guaranty
       Exhibit C - Form of Parent Guaranty
       Exhibit D - Form of Security Agreement
       Exhibit E - Form of Subsidiary Guaranty
       Exhibit F - Form of Loan Request
       Exhibit G - Form of Compliance Certificate

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                                       1


         Exhibit H - Form of Assignment and Acceptance


SCHEDULES:

         Schedule 1     -  Banks; Commitment Amounts; Commitment Percentages;
                             Lending Offices
         Schedule 6.2   -  Foreign Subsidiaries
         Schedule 7.3   -  Title to Properties
         Schedule 7.18  -  Environmental Matters
         Schedule 7.19  -  Subsidiaries
         Schedule 9.1   -  Existing Indebtedness
         Schedule 9.2   -  Existing Liens
         Schedule 9.3   -  Existing Investments

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                                      -2-

                              AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT


         This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of July 25, 1997, by and among JII, INC. (the "Borrower"), a Delaware corporation having its principal place of business at Arbor Lake Centre, Suite 550, 1751 Lake Cook Road, Deerfield, Illinois 60015, BANKBOSTON, N.A. (F/K/A THE FIRST NATIONAL BANK OF BOSTON), the other lending institutions listed on Schedule 1 attached hereto, and BANKBOSTON, N.A. (F/K/A THE FIRST NATIONAL BANK OF BOSTON) as agent for itself and such other lending institutions.

         WHEREAS, the Borrower intends to reorganize its operations by disposing of the assets or stock, as the case may be, of the Old Subsidiaries (as hereinafter defined) and by acquiring the New Subsidiaries (as hereinafter defined) (the "Borrower Reorganization"); and

         WHEREAS, the Borrower has requested, in connection with the Borrower Reorganization, to, among other things, amend and restate the Revolving Credit Agreement dated as of June 29, 1994 (as amended from time to time, the "Original Credit Agreement"), by and among the Borrower, certain of the Banks (as hereinafter defined) and the Agent (as hereinafter defined), (a) to release certain of the Old Subsidiaries as Guarantors (as defined in the Original Credit Agreement) in connection with the disposition of the stock of such Old Subsidiaries, (b) to add the New Subsidiaries as Guarantors (as hereinafter defined) and (c) to make certain other modifications, and the Banks and the Agent are willing to amend and restate the Original Credit Agreement and to provide such additional financing on the terms and conditions set forth herein;

         NOW, THEREFORE, the Borrower, the Banks and the Agent agree that on the Closing Date the Original Credit Agreement shall be hereby amended and restated in its entirety and shall remain in full force and effect only as set forth herein.


         ss.1. DEFINITIONS AND RULES OF INTERPRETATION.

         ss.1.1. DEFINITIONS. The following terms shall have the meanings set forth in this ss.1 or elsewhere in the provisions of this Credit Agreement referred to below:

         Affected Bank. See ss.5.12 hereof.

         4. Affiliate. Any Person that would be considered to be an affiliate of another Person under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if such other Person were issuing securities.

         Agent's Head Office. The Agent's head office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time.

         Agent. BankBoston, N.A. acting as agent for the Banks.

         Agent's Fee. See ss.5.2 hereof.

         Agent's Special Counsel. Bingham, Dana & Gould LLP or such other counsel as may be approved by the Agent.

         Aim. Aim Electronics Corporation, a Delaware corporation.

         Applicable Margin. (a) With respect to any Base Rate Loan, one-half percent (1/2%), (b) with respect to any Eurodollar Rate Loan, two percent (2%), and (c) with respect to any Letter of Credit Fee, two percent (2%).

         Assignment and Acceptance.  See ss.19.1 hereof.

         Assumption Agreement. The Assumption Agreement, dated as of June 29, 1994, between the Borrower and the Parent, as such agreement is in effect on the Closing Date.

         Balance Sheet Date. December 31, 1996.

         Banks. BkB and the other lending institutions listed on Schedule 1 attached hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to ss.19 hereof.

         3. Base Rate. The annual rate of interest announced from time to time by BkB at its head office in Boston, Massachusetts, as its "base rate".

         Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

         BkB. BankBoston, N.A., a national banking association, in its individual capacity.

         Bond Holdings. Bond Holdings, Inc., a Delaware corporation.

         Borrower. As defined in the preamble hereto.

         Borrower Reorganization. As defined in the preamble hereto.

         Business Day. Any day on which banking institutions in Boston, Massachusetts, New York, New York and Chicago, Illinois are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

         Cambridge. Cambridge Products Corporation, a Delaware corporation.

         Cape Craftsmen. Cape Craftsmen, Inc., a Delaware corporation.

         Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

         Capital Expenditures. Amounts paid or indebtedness incurred by any Person in connection with the purchase or lease by such Person of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles provided, that Capital Expenditures shall not include amounts paid or indebtedness incurred in connection with the purchase by any Person of all or substantially all of the Capital Assets of any other Person or of a division of any other Person, or capital stock of any other Person to the extent that such acquisition is permitted under the terms of this Credit Agreement.

         Capitalized Leases. Leases under which a Person is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

         Cash Flow Coverage Ratio. As at any date of determination and with respect to any Person, the ratio of (a) the Consolidated Cash Flow of such Person for the fiscal period ending on such date to (b) the sum of the Consolidated Interest Expense of such Person for such fiscal period plus the aggregate amount of all dividend payments made in cash during such fiscal period with respect to any series of Preferred Stock of such Person or any of such Person's Subsidiaries, plus, with respect to the Borrower, the Parent Interest Expense..

         CERCLA. See ss.7.18 hereof.

         Closing Date. The first date on which the conditions set forth in ss.11 hereof have been satisfied, the Original Credit Agreement shall be amended and restated as set forth herein, any existing Revolving Credit Loans and Letters of Credit under the Original Credit Agreement are converted to Revolving Credit Loans or Letters of Credit hereunder, as the case may be, and any Revolving Credit Loans are to be made or any Letter of Credit is to be issued hereunder.

         Code. The Internal Revenue Code of 1986.

         Collateral. All of the property, rights and interests of the Borrower and the Guarantors that are or are intended to be subject to the security interests and created by the Security Documents.

         Collateral Assignment of Intercompany Agreements. The Collateral Assignment of Intercompany Agreements, dated on or prior to the Closing Date among the Borrower, the domestic Subsidiaries, the Parent and the Agent, in form and substance satisfactory to the Banks.

         Commitments. The agreement of each Bank, subject to the terms and conditions of this Credit Agreement, to make Revolving Credit Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower.

         Commitment Amount. With respect to each Bank, the amount set forth on
Schedule 1 attached hereto as the amount of such Bank's Commitment, as the same may be reduced from time to time; or if the Commitments are terminated pursuant to the provisions hereof, zero.

         Commitment Fee. See ss.2.2 hereof.

         Commitment Percentage. With respect to each Bank, the percentage set forth on Schedule 1 attached hereto as such Bank's percentage of the Total Commitment.

         Compliance Certificate. See ss.8.4(c) hereof.

         Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, as applicable, consolidated in accordance with generally accepted accounting principles.

         Consolidated Cash Flow. With respect to any Person, and for any fiscal period, the sum, without duplication, of (a) the Consolidated Net Income for such Person, plus (b) the portion of Consolidated Net Income attributable to the minority interests in its Subsidiaries, to the extent not included in calculating Consolidated Net Income, plus (c) any provisions for taxes based on income or profits of such Person to the extent that such income or profits were included in the calculation of the Consolidated Net Income of such Person, plus
(d) the Consolidated Interest Expense of such Person, plus (e) the amortization of all intangible assets to the extent that such amortization was deducted in the calculation of the Consolidated Net Income of such Person (including but not limited to, inventory write-ups, goodwill, debt and financing costs and Incentive Arrangements), plus (f) the aggregate amount of non-capitalized transaction costs incurred in connection with financings or acquisitions, (including, but not limited to, financing and refinancing fees), to the extent such costs were deducted in the calculation of such Person's Consolidated Net Income, plus (g) all depreciation and all other non-cash charges (including, without limitation, such charges relating to purchase accounting adjustments and, without duplication, non-cash charges in respect of Incentive Arrangements), to the extent deducted in the calculation of such Person's Consolidated Net Income, plus (h) any interest income to the extent such income was not included in the calculation of such Person's Consolidated Net Income, plus (i) all dividend payments on Preferred Stock (whether or not paid in cash), to the extent such payments were deducted in the calculation of such Person's Consolidated Net Income, plus (j) any extraordinary or non-recurring charge or expense arising out of the implementation of Statement of Financial Accounting Standards Nos. 106 or 109 to the extent deducted in the calculation of such Person's Consolidated

Net Income, provided that any such calculation of Consolidated Cash Flow shall at all times be made on a Pro Forma Basis.

         Consolidated Financial Obligations. With respect to any Person, for any fiscal period, an amount equal to the sum of all payments on account of the principal of Indebtedness that became due and payable or that are to become due and payable during such fiscal period pursuant to any agreement or instrument to which such Person or any of its Subsidiaries is a party relating to the borrowing of money or the obtaining of credit or in respect of Capitalized Leases. Demand obligations shall be deemed to be due and payable during any fiscal period during which such obligations are outstanding.

         Consolidated Interest Expense. With respect to any Person, for any fiscal period, the aggregate of the interest expense in respect of all Indebtedness of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles (including amortization of original issue discount on any such Indebtedness, the interest portion of any deferred payment obligation and the interest component of Capitalized Lease obligations, but excluding all non-cash interest payments and amortization of deferred financing fees if such amortization would otherwise be included in interest expense); provided, however, that for purposes of the Cash Flow Coverage Ratio and the Debt Service Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis and, provided further, that all premiums, fees and expenses (including the amortization thereof) payable in connection with the refinancing of any Indebtedness shall be excluded.

         Consolidated Net Income. With respect to any Person, for any fiscal period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles, provided that (a) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded (unless Consolidated Net Income is to be calculated on a Pro Forma Basis under this Credit Agreement), and (b) Consolidated Net Income of any Person will not include, without duplication, any deduction for:

         (i) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principal Board Opinions Nos. 16 and 17, as amended or supplemented from time to time,

         (ii) the amortization of all intangible assets (including amortization attributable to inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements),

         (iii) any non-capitalized transaction costs incurred in connection with financings or acquisitions (including, but not limited to, financing and refinancing fees),

         (iv) any extraordinary or nonrecurring charges relating to any premium or penalty paid, write-off or deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity;

         (v) any non-recurring charges arising out of the restructuring or consolidation of the operations of any entities or businesses either alone or together with such Person or any Subsidiary of such Person incurred within 18 months following the acquisition of such entity or business by such Person or any Subsidiary of such Person; and

         (vi) in calculating Senior Debt to Consolidated Cash Flow Ratio for purposes of ss.2.3(b) and Consolidated Cash Flow for purposes of ss.10.4, any nonrecurring gains or losses arising from the sales of assets;

provided, however, that for purposes of determining the Cash Flow Coverage Ratio, Consolidated Net Income shall be calculated on a Pro Forma Basis.

         Consolidated Net Worth. With respect to any Person means, as of any date, the consolidated equity of the common stockholders of such Person (excluding the cumulated foreign currency translation adjustment), all determined on a consolidated basis in accordance with generally accepted accounting principles, but without any reduction in respect of the payment of dividends on any series of such Person's Preferred Stock if such dividends are paid in additional shares of capital stock; provided, however, that Consolidated Net Worth shall also include, without duplication:

         (a)    the amortization of all write-ups of inventory,

         (b) the amortization of all intangible assets (including amortization of goodwill, debt and financing costs, and Incentive Arrangements),

         (c) any non-capitalized transaction costs incurred in connection with financings or acquisitions (including, but not limited to, financing and refinancing fees),

         (d) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended and supplemented from time to time,

         (e) any extraordinary or nonrecurring charges or expenses relating to any premium or penalty paid, write-off or deferred financing costs or other financial recapitalization charges incurred in connection with redeeming or retiring any Indebtedness prior to its stated maturity,

         (f) any non-recurring cash charge arising out of the restructuring or consolidation of the operations of any entity or business either alone or together with such Person or any Subsidiary of such Person, incurred within 18 months following the acquisition of such entity or business by such Person or any Subsidiary of such Person, and

         (g) any extraordinary or non-recurring charge arising out of the implementation of Statement of Financial Accounting Standards Nos. 106 or 109;

provided, however that for purposes of determining Consolidated Net Worth of the Parent and its Subsidiaries for purposes of ss.10.3 hereof, Consolidated Net Worth shall be calculated on a Pro Forma Basis.

         Conversion Request. A notice given by the Borrower to the Agent of the Borrower's election to convert or continue a Revolving Credit Loan in accordance with ss.2.7 hereof.

         Credit Agreement. This Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.

         Debt Service Coverage Ratio. As at the date of determination and with respect to any Person, the ratio of (a)(i) the Consolidated Cash Flow of such Person for the fiscal period ending on such date minus (ii) the aggregate amount of Capital Expenditures made during such period to (b) the Total Debt Service of such Person for such fiscal period.

         Default. See ss.13.1 hereof.

         Delinquent Bank. See ss.15.5.3 hereof.

         Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of a Person, other than dividends payable solely in shares of common stock of such Person; the purchase, redemption, or other retirement of any shares of any class of capital stock of a Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by a Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of a Person.

         Diversified. Diversified Wire & Cable, Inc., a Delaware corporation.

         Dollars or $. Dollars in lawful currency of the United States of America.

         Domestic Lending Office. Initially, the office of each Bank designated as such in Schedule 1 attached hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

         Drawdown Date. The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with ss.2.7 hereof.

         Dura-Line. Dura-Line Corporation, a Delaware corporation.

         Eligible Assignee. Any of (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (d) the central bank of any country which is a member of the OECD.

         Employee Benefit Plan. Any employee benefit plan within the meaning of ss.3(3) of ERISA maintained of contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

         Environmental Laws.  See ss.7.18(a) hereof.

         ERISA. The Employee Retirement Income Security Act of 1974.

         ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under ss.414 of the Code.

         ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of ss.4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

         Eurocurrency Reserve Rate. For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

         Eurodollar Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

         Eurodollar Lending Office. Initially, the office of each Bank designated as such in Schedule 1 attached hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining Eurodollar Rate Loans.

         Eurodollar Rate. For any Interest Period with respect to a Eurodollar Rate Loan, the rate of interest equal to (a) the rate per annum (rounded upwards to the nearest 1/16 of one percent) at which the Reference Bank's Eurodollar Lending Office is offered Dollar deposits two Eurodollar Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are customarily conducted, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Loan of the Reference Bank to which such Interest Period applies, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

         Eurodollar Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Eurodollar Rate.

         Event of Default. See ss.13.1 hereof.

         Fee Letter. That certain letter agreement, dated as of the Closing Date, between the Borrower and the Agent.

         Foreign Entity. Any Person which is organized under the laws of a jurisdiction other than the United States of America and the states (or the District of Columbia) thereof.

         generally accepted accounting principles. (a) When used in ss.10 hereof, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect on December 31, 1996, and (ii) to the extent consistent with such principles, the accounting practice of the Parent reflected in its financial statements for the fiscal period including December 31, 1996, and (b) when used in general, other than as provided above, means principles that are
(i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Parent adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

         Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of ss.3(2) of ERISA maintained or contributed to by the Parent, the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

         Guaranties. Collectively, the Subsidiary Guaranty, the
Non-Wholly-Owned Subsidiary Guaranty and the Parent Guaranty.

         Guarantors. Collectively, all of and, individually, each of the Wholly-Owned Guarantors and the Non-Wholly-Owned Guarantors.

         Hazardous Substances. See ss.7.18(b) hereof.

         Incentive Arrangements. With respect to any Person, any earn-out agreements, stock appreciation rights, including the Stock Appreciation Rights Agreements, "phantom" stock plans, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans and similar arrangements made in connection with the acquisition of entities or businesses by such Person or any of its Subsidiaries or the retention of executives, officers or employees by such Person or any of its Subsidiaries.

         Indebtedness. All obligations, contingent and otherwise, that in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

         Intercompany Advances. See the definition of Maximum Liability.

         Intercompany Loan Agreement. The several Line Letters, dated on or prior to the Closing Date, from the Borrower to certain of its domestic Subsidiaries, and all instruments delivered in connection therewith, in form and substance satisfactory to the Agent

         Interest Payment Date. (a) As to any Base Rate Loan, the last day of the calendar quarter which includes the Drawdown Date thereof, and (b) as to any Eurodollar Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period, the last day of each 3 month period thereafter and, in addition, the last day of such Interest Period.

         Interest Period. With respect to each Revolving Credit Loan, (a) initially, the period commencing on the Drawdown Date of such Revolving Credit Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request (i) for any Base Rate Loan, the last day of the calendar quarter; and (ii) except as provided below, for any Eurodollar Rate Loan, 1, 2, 3, 6, 9 or 12 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that during the period commencing on the Closing Date through the date which occurs sixty (60) days after the Closing Date, the Borrower may not select an Interest Period longer than one (1) month with respect to Eurodollar Rate Loans, and provided further that all of the foregoing provisions relating to Interest Periods are subject to the following:

                   (A) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

                   (B) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

                   (C) if the Borrower shall fail to give notice as provided in ss.2.7 hereof, the Borrower shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

                   (D) any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

                   (E) any Interest Period that would otherwise extend beyond the Revolving Credit Loan Maturity Date shall end on the Revolving Credit Loan Maturity Date.

         Investments. All expenditures made (other than Capital Expenditures) and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding;
(b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, sale, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

         JI Properties Services Agreement. The services agreement, dated as of July 25, 1997, among JI Properties, Inc., the Parent and each of its Subsidiaries in the form delivered to the Agent on or prior to the Closing Date.

         Johnson. Johnson Components, Inc., a Delaware corporation.

         Jordan Group. (a) The Jordan Company, Jordan/Zalaznick Capital Company, Mezzanine Capital & Income Trust 2001 PLC, and their respective Affiliates (including Leucadia Investors, Inc.); (b) partners, principals, directors, officers, employees and agents of the Persons referred to in clause
(a) hereof; (c) The John W. Jordan II Revocable Trust, The Jordan Family Trust and/or any other trusts established by John W. Jordan II; (d) any other trust established by the Persons referred to in clause (b) hereof; and (e) any corporation, partnership or other entity controlled by, or which is an Affiliate of, the Persons referred to in clauses (a), (b), (c) and (d) hereof.

         Jordan Reorganization. The series of related transactions occurring on or prior to the Closing Date in which (a) the Parent forms and capitalizes JTP, which in turn forms certain Subsidiaries and acquires the assets and/or stock of certain Subsidiaries of the Borrower; (b) the Offering is consummated; (c) the Parent repurchases Old Senior Notes for an aggregate principal amount of up to $275,000,000 and obtains the required consent to such repurchase by the holders of the Subordinated Debentures; (d) the Parent refinances the Indebtedness of Archibald Candy Corporation; and (e) the Parent reclassifies certain of its Subsidiaries as Restricted Subsidiaries.

         JTP. Jordan Telecommunications Products, Inc., a Delaware corporation.

         Letter of Credit. See ss.4.1.1 hereof.

         Letter of Credit Application. See ss.4.1.1 hereof.

         Letter of Credit Fee. See ss.4.6 hereof.

         Letter of Credit Participation. See ss.4.1.4 hereof.

         Loan Documents. This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Fee Letter and the Security Documents.

         Loan Request. See ss.2.6 hereof.

         Majority Banks. As of any date, (a) if there are no more than two Banks on such date, both Banks, and (b) if there are more than two Banks on such date, the Banks holding at least 66-2/3% of the outstanding principal amount of the Notes on such date or, if no such principal is outstanding, the Banks whose aggregate Commitment Amounts constitute at least 66-2/3% of the Total Commitment.

         Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under all outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

         Maximum Liability. As to each Non-Wholly-Owned Guarantor shall be an amount equal to the principal amount of advances made by the Borrower to such Non-Wholly-Owned Guarantor under the Intercompany Loan Agreement ("Intercompany Advances").

         Multiemployer Plan. Any multiemployer plan within the meaning of ss.3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

         Net Proceeds. The aggregate amount of cash or readily marketable cash equivalents received by the Borrower or any of its Subsidiaries resulting from the sale or other disposition of any assets or group of assets (other than inventory sold in the ordinary course of business), whether in one transaction or a series of related transactions, net of reasonable closing costs and out-of-pocket expenses and the costs of any taxes, reserves (including reserves for reasonable, anticipated post-closing adjustments, provided, that upon resolution of such adjustments, any remaining reserved amount shall constitute Net Proceeds) or required payments in respect of any permitted Indebtedness or leases associated with such sale, and reasonable relocation expenses and reasonable severance and shutdown costs incurred directly as a result of such sale.

         New Senior Notes. The 10.375% Senior Notes due 2007 issued by the Parent pursuant to the New Senior Notes Indenture.

         New Senior Notes Indenture. That certain Indenture, dated as of July 25, 1997, between the Parent and First Bank National Association, as Trustee, pursuant to which the New Senior Notes in an original aggregate principal amount of at least $105,000,000 shall be issued by the Parent, in the form delivered to the Agent on or before the Closing Date, as such agreement may be amended and in effect from time to time in accordance with the terms of this Credit Agreement and the other Loan Documents.

         New Subsidiaries. Collectively, Cape Craftsmen, SPL Holdings, Inc. and its Subsidiaries.

         New Subsidiary Advisory Agreements. The advisory agreements, dated as of July 25, 1997, between the Parent and each of its Subsidiaries in the form delivered to the Agent on or prior to the Closing Date.

         New Subsidiary Consulting Agreements. The management consulting agreements, dated as of July 25, 1997, between the Parent and each of its Subsidiaries in the form delivered to the Agent on or prior to the Closing Date.

         New TJC Management Consulting Agreement. The management services agreement, dated as of July 25, 1997, between the Parent and TJC Management Corp. in the form delivered to the Agent on or prior to the Closing Date.

         Non-Affected Bank(s). As at any date of determination, those Banks which are not Affected Banks.

         Non-Wholly-Owned Guarantor(s). Collectively, all of, and, individually each of, the non-wholly owned Subsidiaries of the Borrower listed on Schedule
7.19 attached hereto, provided that each such Person shall constitute a Non-Wholly-Owned Guarantor hereunder only while the Borrower does not own, either directly or indirectly, 100% of issued and outstanding capital stock of such Person.

         Non-Wholly-Owned Subsidiary Guaranty. The Guaranty, dated or to be dated on or prior to the Closing Date, made by each of the Non-Wholly-Owned Guarantors in favor of the Banks and the Agent pursuant to which each Non-Wholly-Owned Guarantor guaranties to the Banks and the Agent the payment and performance of the Obligations, substantially in the form of Exhibit B attached hereto.

         Note Record. A Record with respect to a Note.

         Notes. See ss.2.4 hereof.

         NT Holdings. Northern Technologies Holdings, Inc., a Delaware corporation.

         Obligations. All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Banks and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred (a) under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Application, Letter of Credit or other instruments at any time evidencing any thereof, or (b) in respect of interest rate protection arrangements between the Borrower or any of its Subsidiaries and any Bank.

         Offering. The offering by the Parent to certain accredited investors of the New Senior Notes pursuant to the offering circular dated June 25, 1997.

         Old JTPG. Old Jordan Telecommunications Products Group, Inc., a Delaware corporation.

         Old Senior Indenture. That certain Indenture, dated as of July 15, 1993, between the Parent and First Trust National Association, as Trustee, pursuant to which Senior Notes in an original aggregate principal amount of $275,000,000, but not to exceed $5,000,000 from and after the Closing Date, were issued by the Parent, as such agreement has been amended pursuant to a supplemental indenture dated on or near the Closing Date and as may be amended and in effect from time to time in accordance with the terms of this Credit Agreement and the other Loan Documents.

         Old Senior Notes. The 10-3/8% Senior Notes due 2003 issued by the Parent pursuant to the Old Senior Indenture.

         Old Subsidiaries. Collectively, Aim, Bond Holdings, Cambridge, Diversified, Dura-Line, Johnson, NT Holdings, Old JTPG and Viewsonics.

         outstanding. With respect to the Revolving Credit Loans, the aggregate unpaid principal thereof as of any date of determination.

         Parent. Jordan Industries, Inc., an Illinois corporation.

         Parent Guaranty. The Amended and Restated Guaranty, dated or to be dated on or prior to the Closing Date, made by the Parent in favor of the Banks and the Agent pursuant to which the Parent guaranties to the Banks and the Agent the payment and performance of the Obligations, substantially in the form of Exhibit C attached hereto.

         Parent Interest Expense. With respect to the Parent, for any fiscal period, the aggregate interest expense of the Parent and its Subsidiaries in respect of the Old Senior Notes and the New Senior Notes for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles, provided that Parent Interest Expense shall be calculated net of interest income on funds that are segregated by the Parent for payments in respect of the Old Senior Notes.

         Parent Loan Agreement. The Line Letter, dated as of July 25, 1997, from the Parent to the Borrower, and all instruments delivered in connection therewith, in form and substance satisfactory to the Agent.

         Parent Phantom Share Plan. The Jordan Industries, Inc. Phantom Share Plan dated as of December 11, 1989, and related grants of up to 1,000,000 Units (as defined therein) thereunder.

         PBGC. The Pension Benefit Guaranty Corporation created by ss.4002 of ERISA and any successor entity or entities having similar responsibilities.

         Perfection Certificates. The Perfection Certificates as defined in the Security Agreement.

         Permitted Liens. Liens, security interests and other encumbrances permitted by ss.9.2 hereof.

         Person. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

         Preferred Stock. As applied to the capital stock of any Person, means the capital stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of such Person.

         Pro Forma Basis. (a) For the purposes of determining the Cash Flow Coverage Ratio, Debt Service Coverage Ratio and Consolidated Cash Flow, (i) Consolidated Net Income shall be calculated on a pro forma basis as if all businesses acquired or sold during the relevant period had been acquired or sold on the first day of such period and, for the four fiscal quarters following the date hereof, as if the Borrower Reorganization had occurred on the first day of such period, (ii) Consolidated Interest Expense shall be calculated on a pro forma basis as if all Indebtedness created, incurred, issued, assumed or repaid during the relevant period in connection with any acquisition or sale or the Borrower Reorganization referred to in clause (i) above had been created, incurred, issued, assumed or repaid on the first day of such period; and in making such pro forma calculation, interest on any such Indebtedness at a variable rate shall be calculated using the rate in effect at time the calculation is made, (iii) Capital Expenditures shall be calculated on a pro forma basis to include all Capital Expenditures incurred during the relevant period of all businesses acquired during the relevant period and to exclude all Capital Expenditures incurred during the relevant period of all businesses sold during the relevant period, and (iv) Consolidated Financial Obligations shall be calculated on a pro forma basis to include all Consolidated Financial Obligations during the relevant period of all businesses acquired during the relevant period and to exclude all Consolidated Financial Obligations during the relevant period of all businesses sold during the relevant period, and (b) for purposes of determining the Consolidated Net Worth of the Parent and its Subsidiaries for purpose of ss.10.3 hereof, the Consolidated Net Worth of the Parent and its Subsidiaries shall be calculated on a pro forma basis as if all businesses acquired or sold during the relevant period had been acquired or sold on the first day of such period.

         Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Parent, Borrower or any of the Borrower's Subsidiaries.

         Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Revolving Credit Loan referred to in such Note.

         Reference Bank. BkB.

         Register.  See ss.19.3 hereof.

         Reimbursement Obligation. The Borrower's obligation to reimburse the Agent and the Banks on account of any drawing under any Letter of Credit as provided in ss.4.2 hereof.

         Revolving Credit Loan Maturity Date.  June 30, 2002.

         Revolving Credit Loans. Revolving credit loans made or to be made by the Banks to the Borrower pursuant to ss.2 hereof.

         Security Agreement. The Security and Pledge Agreement, dated or to be dated on or prior to the Closing Date, among the Borrower, each of the Guarantors and the Agent, substantially in the form of Exhibit D attached hereto.

         Security Documents. The Guaranties, the Security Agreement, all Guaranties and Security Agreements delivered to the Agent and the Banks after the Closing Date pursuant to ss.8.13 hereof, and the Collateral Assignment of Intercompany Agreements.

         Senior Debt. As at any date of determination, with respect to the Borrower and its Subsidiaries, (a) for purposes of calculating Senior Debt for ss.ss.9.1(o), 9.3(m) and 10.4 hereof, an amount equal to the sum of (i) Indebtedness relating to the borrowing of money, plus (ii) Indebtedness in respect of Capitalized Leases, plus (iii) all obligations in respect of guaranties to the extent that such obligations are not included in sub-clauses
(i) and (ii) of this clause (a), of the Borrower and its Subsidiaries, and (b) for purposes of calculating Senior Debt for ss.2.3(b) hereof, an amount equal to the sum of (i) Indebtedness of the Borrower and its Subsidiaries relating to the borrowing of money, other than Indebtedness in respect of Revolving Credit Loans, plus (ii) Indebtedness of the Borrower and its Subsidiaries in respect of Capitalized Leases, plus (iii) all obligations of the Borrower and its Subsidiaries in respect of guaranties to the extent that such obligations are not included under sub-clauses (i) and (ii) of this clause (b), plus (iv) the Total Commitment in effect on such date without regard to any reductions in the Total Commitment pursuant to ss.2.3(b) hereof.

         Senior Debt to Consolidated Cash Flow Ratio. As of any date of determination, with respect to the Borrower and its Subsidiaries of which the Borrower owns, directly or indirectly, on and as of the relevant date of determination, and after giving effect to any proposed disposition, at least 51% of the outstanding common stock of every class (each, a "51% Subsidiary"), the ratio of (a) the aggregate amount of Senior Debt of the Borrower and its Subsidiaries, excluding any such Indebtedness which is, by its terms, subordinated in right of payment to the Obligations on terms satisfactory to the Banks, outstanding on such date of determination to (b) the Consolidated Cash Flow of the Borrower and its 51% Subsidiaries for the period of the four fiscal quarters most recently ended prior to such date of determination.

         Services Agreements. Collectively, (a) the New TJC Management Consulting Agreement, (b) the JI Properties Services Agreement, (c) the New Subsidiary Advisory Agreements, (d) the New Subsidiary Consulting Agreements, and (e) the Transition Agreements.

         SPL Credit Agreement. That certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of May 1, 1996, by and among SPL Holdings, Inc. and its Subsidiaries, BankBoston, N.A. (f/k/a The First National Bank of Boston) and the other lending institutions listed on Schedule 1 attached thereto.

         Subordinated Debentures. The 11-3/4% Senior Subordinated Discount Debentures due 2009 issued by the Parent pursuant to the Subordinated Indenture.

         Subordinated Indenture. That certain Indenture, dated as of April 2, 1997, between the Parent and First Trust National Association, as Trustee, pursuant to which Subordinated Debentures in the original aggregate principal amount of $213,635,725 were issued by the Parent, as such agreement may be amended and in effect from time to time in accordance with the terms of this Credit Agreement and the other Loan Documents.

         Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

         Subsidiary Guaranty. The Guaranty, dated or to be dated on or prior to the Closing Date, made by each Wholly-Owned Guarantor in favor of the Banks and the Agent pursuant to which each Wholly-Owned Guarantor guaranties to the Banks and the Agent the payment and performance of the Obligations, substantially in form of Exhibit E attached hereto.

         Tax Sharing Agreement(s). The Tax Sharing Agreement, dated as of June 29, 1994, by and among the Parent, the Borrower and each of the Subsidiaries of the Parent listed on the signature pages thereto, in the form delivered to the Banks and the Agent on or prior to the Closing Date.

         Total Commitment. The sum of the Commitment Amounts of the Banks, as in effect from time to time.

         Total Debt Service. For any period, with respect to any Person, the Consolidated Financial Obligations of such Person plus the Consolidated Interest Expense of such Person paid in cash in that period, plus, with respect to the Borrower, the Parent Interest Expense.

         Transition Agreements. The transition agreements, dated as of July 25, 1997, between the Parent and certain of its Subsidiaries in the form delivered to the Agent on or prior to the Closing Date.

         Type. As to any Revolving Credit Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.

         Uniform Customs. With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

         Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrower does not reimburse the Agent and the Banks on the date specified in, and in accordance with, ss.4.2 hereof.

         Viewsonics. Viewsonics, Inc., a Delaware corporation.

         Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

         Wholly-Owned Guarantor(s). Collectively, all of, and individually, each of, the Subsidiaries of the Borrower that are not Non-Wholly-Owned Guarantors.

         ss.1.2. RULES OF INTERPRETATION.

              (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

              (b) The singular includes the plural and the plural includes the singular.

              (c) A reference to any law includes any amendment or modification to such law.

              (d) A reference to any Person includes its permitted successors and permitted assigns.

              (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

              (f) The words "include", "includes" and "including" are not limiting.

              (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

              (h) Reference to a particular "ss." refers to that section of this Credit Agreement unless otherwise indicated.

              (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

         ss.2. THE REVOLVING CREDIT FACILITY.

         ss.2.1. COMMITMENT TO LEND. Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Revolving Credit Loan Maturity Date upon notice by the Borrower to the Agent given in accordance with ss.2.6 hereof, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment Amount minus such Bank's Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Commitment. The Revolving Credit Loans shall be made pro rata in accordance with each Bank's Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in ss.ss.11 and 12 hereof, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and ss.12 hereof, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

         ss.2.2. COMMITMENT FEE. The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a commitment fee (the "Commitment Fee") calculated at the rate of 3/8% per annum on the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Revolving Credit Loan Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter. The Commitment Fee shall be payable quarterly in arrears on the last day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the Closing Date, with a final payment on the Revolving Credit Loan Maturity Date or any earlier date on which the Commitments shall terminate.

         ss.2.3. REDUCTION OF TOTAL COMMITMENT. (a) The Borrower shall have the right at any time and from time to time upon three (3) Business Days' prior written notice to the Agent to reduce by $500,000 or an integral multiple of $100,000 in excess thereof the unborrowed portion of the Total Commitment or terminate entirely the Commitments, whereupon the Commitment Amounts of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, the Commitments of the Banks shall be terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this ss.2.3, the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any Commitment Fee then accrued on the amount of the reduction. No reduction of the Total Commitment or termination of the Commitments may be reinstated.

         (b) If at any time after the Closing Date the Borrower or any of its Subsidiaries receives Net Proceeds pursuant to ss.9.5.2(f) hereof in excess of $5,000,000, the Borrower shall immediately repay the outstanding Revolving Credit Loans in an amount equal to 100% of such Net Proceeds, and, if the Senior Debt to Consolidated Cash Flow Ratio equals or exceeds 3.00 to 1 (as reflected in a certificate of the Borrower delivered to the Agent on the date such Net Proceeds are received), the Total Commitment shall be automatically reduced upon such receipt by an aggregate amount equal to 75% of such Net Proceeds. Any such reduction of the Total Commitment pursuant to this ss.2.3(b) shall be reinstated on the first day of the month immediately following the month in which a Compliance Certificate is delivered by the Borrower which reflects that the Senior Debt to Consolidated Cash Flow Ratio is less than 3.00 to 1 as at such date of determination, provided that no Default or Event of Default shall have occurred and be continuing.

         ss.2.4. THE REVOLVING CREDIT NOTES. The Revolving Credit Loans shall be evidenced by separate amended and restated promissory notes of the Borrower in substantially the form of Exhibit A attached hereto (each a "Note"), dated as of the Closing Date and completed with appropriate insertions. One Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment Amount or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Bank's Note, an appropriate notation on such Bank's Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Bank's Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

         ss.2.5. INTEREST ON REVOLVING CREDIT LOANS. (a) Except as otherwise provided in ss.5.11 hereof,

              (i) each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin; and

              (ii) each Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

                  (b) The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

         ss.2.6. REQUESTS FOR REVOLVING CREDIT LOANS. The Borrower shall give to the Agent written notice in the form of Exhibit F attached hereto (or telephonic notice confirmed in a writing in the form of Exhibit F attached hereto) of each Revolving Credit Loan requested hereunder (a "Loan Request") no later than 1:00 p.m. (Boston time) (a) one (1) Business Day prior to the proposed Drawdown Date of any Base Rate Loan and (b) three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Interest Period for such Revolving Credit Loan, and (iv) the Type of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Banks on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of $500,000 or a larger integral multiple of $100,000.

         ss.2.7. CONVERSION OPTIONS.

              ss.2.7.1. CONVERSION TO DIFFERENT TYPE OF REVOLVING CREDIT LOAN. The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a Eurodollar Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Agent at least three (3) Eurodollar Business Days' prior written notice of such election; (c) with respect to any such conversion of a Eurodollar Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto; (d) no Revolving Credit Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default under either ss.13(a) or ss.13(b) hereof or resulting from the Borrower's failure to comply with any of the covenants set forth in ss.10 hereof has occurred and is continuing, and
(e) no more than eight (8) Eurodollar Rate Loans having different Interest Periods may be outstanding at any time. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $500,000 or a larger integral multiple of $100,000 in excess thereof. Each Conversion Request relating to the conversion of a Base Rate Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrower.

              ss.2.7.2. CONTINUATION OF TYPE OF REVOLVING CREDIT LOAN. Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in ss.2.7.1 hereof; provided that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this ss.2.7.2 is scheduled to occur.

              ss.2.7.3. EURODOLLAR RATE LOANS. Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $500,000 or a larger integral multiple of $100,000 in excess thereof.

         ss.2.8. FUNDS FOR REVOLVING CREDIT LOANS.

              ss.2.8.1. FUNDING PROCEDURES. Not later than 1:00 p.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the Agent, at the Agent's Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Bank of such amount, and upon receipt of the documents required by ss.ss.11 and 12 hereof and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Revolving Credit Loans.

              ss.2.8.2. ADVANCES BY AGENT. The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank's Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount of such Bank's Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank's Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

         ss.3. REPAYMENT OF THE REVOLVING CREDIT LOANS.

         ss.3.1. MATURITY. The Borrower promises to pay on the Revolving Credit Loan Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Loan Maturity Date, all of the

Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

         ss.3.2. MANDATORY REPAYMENTS OF REVOLVING CREDIT LOANS. If at any time the sum of the outstanding amount of the Revolving Credit Loans plus the Maximum Drawing Amount plus all Unpaid Reimbursement Obligations exceeds the Total Commitment, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Banks for application: first, to any Unpaid Reimbursement Obligations; second, to the Revolving Credit Loans; and third, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by ss.4.2(b) and (c) hereof. Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Bank's Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

         ss.3.3. OPTIONAL REPAYMENTS OF REVOLVING CREDIT LOANS. The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans pursuant to this ss.3.3 may be made only on the last day of the Interest Period relating thereto. The Borrower shall give the Agent, no later than 11:00 a.m., Boston time, at least one (1) Business Day prior written notice of any proposed prepayment pursuant to this ss.3.3 of Base Rate Loans and three (3) Eurodollar Business Days' notice of any proposed prepayment pursuant to this ss.3.3 of Eurodollar Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Revolving Credit Loans shall be in an integral multiple of $100,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

         ss.4. LETTERS OF CREDIT.

         ss.4.1. LETTER OF CREDIT COMMITMENTS.

              ss.4.1.1. COMMITMENT TO ISSUE LETTERS OF CREDIT. Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Agent's customary form (a "Letter of Credit Application"), the Agent on behalf of the Banks and in reliance upon the agreement of the Banks set forth in ss.4.1.4 hereof and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a "Letter of Credit"), in such form as may be requested from time to time by the Borrower and agreed to by the Agent; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount plus all Unpaid Reimbursement Obligations shall not exceed $10,000,000 at any time and
(b) the sum of (i) the Maximum

Drawing Amount plus (ii) all Unpaid Reimbursement Obligations plus (iii) the aggregate amount of all Revolving Credit Loans outstanding shall not exceed the Total Commitment at any time.

              ss.4.1.2. LETTER OF CREDIT APPLICATIONS. Each Letter of Credit Application shall be completed to the satisfaction of the Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

              ss.4.1.3. TERMS OF LETTERS OF CREDIT. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the date which is fourteen (14) days (or, if the beneficiary is located outside of the United States of America, forty-five (45) days) prior to the Revolving Credit Loan Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

              ss.4.1.4. REIMBURSEMENT OBLIGATIONS OF BANKS. Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank's Commitment Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to ss.4.2 hereof (such agreement for a Bank being called herein the "Letter of Credit Participation" of such Bank).

              ss.4.1.5. PARTICIPATIONS OF BANKS. Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrower's Reimbursement Obligation under ss.4.2 hereof in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to ss.4.2 hereof.

         ss.4.2. REIMBURSEMENT OBLIGATION OF THE BORROWER. In order to induce the Agent to issue, extend and renew each Letter of Credit and the Banks to participate therein, the Borrower hereby agrees to reimburse or pay to the Agent, for the account of the Agent or (as the case may be) the Banks, with respect to each Letter of Credit issued, extended or renewed by the Agent hereunder,

              (a) except as otherwise expressly provided in ss.4.2(b) and (c) hereof, on each date that any draft presented under such Letter of Credit is honored by the Agent, or the Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Agent or any Bank in connection with any payment made by the Agent or any Bank under, or with respect to, such Letter of Credit,

              (b) upon the reduction of the Total Commitment (but not the termination of the Commitments) to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations, and

              (c) upon the termination of the Commitments, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with ss.13 hereof, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Agent at the Agent's Head Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this ss.4.2 at any time from the date such amounts become due and payable (whether as stated in this ss.4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in ss.5.11 hereof for overdue principal on the Revolving Credit Loans.

         ss.4.3. LETTER OF CREDIT PAYMENTS. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the Agent as provided in ss.4.2 hereof on or before the date that such draft is paid or other payment is made by the Agent, the Agent may at any time thereafter notify the Banks of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Agent, at the Agent's Head Office, in immediately available funds, such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount equal to such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Agent paid the draft presented for honor or otherwise made payment to the date on which such Bank's Commitment Percentage of such Unpaid Reimbursement obligation shall become immediately available to the Agent, and the denominator of which is 360. The responsibility of the Agent to the Borrower and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

         ss.4.4. OBLIGATIONS ABSOLUTE. The Borrower's obligations under this ss.4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent, any Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the Agent and the Banks that the Agent and the Banks shall not be responsible for, and the Borrower's Reimbursement Obligations under ss.4.2 hereof shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Agent or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Agent or any Bank to the Borrower.

         ss.4.5. RELIANCE BY ISSUER. To the extent not inconsistent with ss.4.4 hereof, the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Notes or of a Letter of Credit Participation.

         ss.4.6. LETTER OF CREDIT FEE. The Borrower shall pay to the Agent a fee (in each case, a "Letter of Credit Fee") (a) in respect of each standby Letter of Credit issued pursuant to this Credit Agreement, calculated at the rate of the Applicable Margin per annum on the face amount of each such Letter of Credit, and the Agent shall, in turn, remit to each Bank (other than the Agent) its pro rata portion of such Letter of Credit Fee calculated at a rate of the Applicable Margin minus 1/4% per annum on the face amount of each such Letter of Credit, and (b) in respect of each documentary Letter of Credit issued pursuant to this Credit Agreement, calculated at the rate of the Applicable Margin minus 1/2% per annum on the face amount of such Letter of Credit, and the Agent shall, in turn, remit to each Bank (other than the Agent) its pro rata portion of such Letter of Credit Fee calculated at a rate of the Applicable Margin minus 3/4% per annum on the face amount of each such Letter of Credit. The Letter of Credit Fee for each Letter of Credit shall be payable quarterly in advance, on the date of issuance of such Letter of Credit, and on the first day of each fiscal quarter thereafter until such Letter of Credit expires or is cancelled. In addition, the Borrower shall pay to the Agent, for its own account, the Agent's standard issuance, processing, negotiation, amendment and administrative fees, determined in accordance with customary fees and charges for similar facilities.

         ss.5. CERTAIN GENERAL PROVISIONS.

         ss.5.1. AMENDMENT FEE. The Borrower agrees to pay to the Agent on the Closing Date an amendment fee as set forth in the Fee Letter.

         ss.5.2. AGENT'S FEE. The Borrower shall pay to the Agent an Agent's fee (the "Agent's Fee") as provided in the Fee Letter.

         ss.5.3. FUNDS FOR PAYMENTS.

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                                      -28-

              ss.5.3.1. PAYMENTS TO AGENT. All payments of principal, interest, Reimbursement Obligations, Commitment Fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, at the Agent's Head Office or at such other location in the Boston, Massachusetts area that the Agent may from time to time designate, in each case in immediately available funds.

              ss.5.3.2. NO OFFSET. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents (other than with respect to taxes based upon the Agent's or any Bank's net income), the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

         ss.5.4. COMPUTATIONS. All computations of interest on the Revolving Credit Loans and of Commitment Fees, Letter of Credit Fees or other fees shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Revolving Credit Loans as reflected on the Note Records from time to time shall be considered correct and binding on the Borrower unless within five (5) Business Days after receipt of any notice by the Agent or any of the Banks of such outstanding amount, the Agent or such Bank shall notify the Borrower to the contrary.

         ss.5.5. INABILITY TO DETERMINE EURODOLLAR RATE. In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall determine or be notified by the Majority Banks that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (a) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans,
(b) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (c) the obligations of the Banks to make Eurodollar Rate Loans shall be suspended until the Agent or the Majority Banks determine that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon the instruction of the Majority Banks, shall so notify the Borrower and the Banks.

         ss.5.6. ILLEGALITY. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (a) the commitment of such Bank to make Eurodollar Rate Loans or convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) such Bank's Revolving Credit Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this ss.5.6, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder.

         ss.5.7. ADDITIONAL COSTS. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

              (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Bank's Commitment or the Revolving Credit Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

              (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Revolving Credit Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or any of the other Loan Documents, or

              (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank, or

              (d) impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Revolving Credit Loans, such Bank's Commitment, or any class of loans, letters of credit or commitments of which any of the Revolving Credit Loans or such Bank's Commitment forms a part, and the result of any of the foregoing is:

                   (i) to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Revolving Credit Loans or such Bank's Commitment or any Letter of Credit, or

                   (ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment, any Letter of Credit or any of the Revolving Credit Loans, or

                   (iii) to require such Bank or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

         ss.5.8. CAPITAL ADEQUACY. If after the date hereof any Bank or the Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's or the Agent's Commitment with respect to any Revolving Credit Loans to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower and such Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Bank in light of these circumstances. If the Borrower and such Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Bank's reasonable determination, provide adequate compensation. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

         ss.5.9. CERTIFICATE. A certificate setting forth any additional amounts payable pursuant to ss.ss.5.7 or 5.8 hereof and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

         ss.5.10. INDEMNITY. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurodollar Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with ss.ss.2.6 or 2.7 hereof or (c) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Eurodollar Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Revolving Credit Loans.

         ss.5.11. INTEREST ON OVERDUE AMOUNTS. Overdue principal and (to the extent permitted by applicable law) interest on the Revolving Credit Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the Base Rate until such amount shall be paid in full (after as well as before judgment).

         ss.5.12 REPLACEMENT BANKS. Within 30 days after (a) any Bank has demanded compensation from the Borrower pursuant to ss.ss.5.7 or 5.8 hereof, or
(b) there shall have occurred a change in law with respect to any Bank as a consequence of which it shall have become unlawful for such Bank to make a Eurodollar Rate Loan on any Drawdown Date, as described in ss.5.6 hereof (any such Bank described in the foregoing clauses (a) or (b) is hereinafter referred to as an "Affected Bank"), the Borrower may request that the Non-Affected Banks acquire all, but not less than all, of the Affected Bank's outstanding Revolving Credit Loans and assume all, but not less than all, of the Affected Bank's Commitment. If the Borrower so requests, the Non-Affected Banks may elect to acquire all or any portion of the Affected Bank's outstanding Revolving Credit Loans and to assume all or any portion of the Affected Bank's Commitment. If the Non-Affected Banks do not elect to acquire and assume all of the Affected Bank's outstanding Revolving Credit Loans and Commitment, the Borrower may designate a replacement bank or banks, which must be satisfactory to the Agent, to acquire and assume that portion of the outstanding Revolving Credit Loans and Commitment of the Affected Bank not being acquired and assumed by the Non-Affected Banks. The provisions of ss.19 hereof shall apply to all reallocations pursuant to this ss.5.12, and the Affected Bank and any Non-Affected Banks and/or replacement banks which are to acquire the Revolving Credit Loans and Commitment of the Affected Bank shall execute and deliver to the Agent, in accordance with the provisions of ss.19 hereof, such Assignments and Acceptances and other instruments, including, without limitation, Notes, as are required pursuant to ss.19 hereof to give effect to such reallocations. Any Non-Affected Banks and/or replacement banks which are to acquire the Revolving Credit Loans and Commitment of the Affected Bank shall be deemed to be Eligible Assignees for all purposes of ss.19 hereof. On the effective date of the applicable Assignments and Acceptances, the Borrower shall pay to the Affected Bank all interest accrued on its

Revolving Credit Loans up to but excluding such date, along with any fees payable to such Affected Bank hereunder up to but excluding such date.

         ss.6. COLLATERAL SECURITY AND GUARANTIES.

         ss.6.1. SECURITY OF THE BORROWER. The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in certain of the assets of the Borrower, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which the Borrower is a party.

         ss.6.2. GUARANTIES AND SECURITY OF SUBSIDIARIES. (a) The Obligations shall also be guaranteed by each of the Wholly-Owned Guarantors pursuant to the Subsidiary Guaranty. The obligations of each Wholly-Owned Guarantor under the Subsidiary Guaranty shall be in turn secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in certain of the personal property of such Wholly-Owned Guarantor, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which such Wholly-Owned Guarantor is a party. Notwithstanding anything to the contrary contained in this ss.6.2(a), each of the Wholly-Owned Subsidiaries set forth on Schedule 6.2(a) attached hereto (the "Scheduled Subsidiaries") shall only be required to pledge the amount of the capital stock of any of the Subsidiaries set forth opposite such Scheduled Subsidiary's name on Schedule 6.2(a) (the "Foreign Scheduled Subsidiaries") that it owns, up to 65% of the capital stock of such Foreign Scheduled Subsidiary, and only to the extent that such a pledge of the capital stock does not either create a "deemed dividend", income recognition or other adverse Federal income tax consequence or any other materially adverse tax consequence to the Borrower, such Scheduled Subsidiary or such Foreign Subsidiary and such pledge does not violate any document, instrument, agreement, law or regulation existing on the Closing Date to which the Borrower, such Scheduled Subsidiary or its Foreign Scheduled Subsidiary is a party. In addition, if after the Closing Date the Borrower or any Subsidiary makes an Investment or a series of related Investments (x) of not more than $5,000,000 per transaction or a series of related transactions or $15,000,000 in the aggregate in one or more Foreign Entities (other than a Foreign Scheduled Subsidiary) which is a start-up entity or start-up joint venture or (y) of not more than $5,000,000 per transaction or a series of related transactions or $10,000,000 in the aggregate in connection with the acquisition of a business or company which is a Foreign Entity (other than a Foreign Scheduled Subsidiary), the Borrower or such Subsidiary, as the case may be, making such an Investment shall only be required to pledge those shares of the capital stock owned by the Borrower or such Subsidiary, as the case may be, of such Foreign Entity up to 65% of the capital stock of such Foreign Entity and only to the extent that such a pledge of the capital stock does not either create a "deemed dividend", income recognition or other adverse Federal income tax consequence or any other materially adverse tax consequence to the Borrower, such Subsidiary or such Foreign Subsidiary and such pledge does not violate any document, instrument, agreement, law or regulation existing on the date such Investment was made to which the Borrower, such Subsidiary or such Foreign Entity is a party.

         (b) The Obligations shall also be guaranteed by each of the Non-Wholly-Owned Guarantors pursuant to the Non-Wholly-Owned Subsidiary Guaranty. The obligations of each Non-Wholly-Owned Guarantor under the Non-Wholly-Owned Subsidiary Guaranty shall (i) while (but only while) such Non-Wholly-Owned Guarantor continues to be a Non-Wholly-Owned Guarantor, be equal to such Non-Wholly-Owned Guarantor's Maximum Liability, and
(ii) be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in certain of the personal property of such Non-Wholly-Owned Guarantor, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which such Non-Wholly-Owned Guarantor is a party. Notwithstanding anything to the contrary contained in this ss.6.2(b), (a) each of the Foreign Scheduled Subsidiaries shall not be required to become a Guarantor and shall not be required to pledge its assets hereunder; and (b) in the event that after the Closing Date any Foreign Entity (other than a Foreign Scheduled Subsidiary) becomes a Subsidiary due to an Investment or a series of related Investments
(x) of not more than $5,000,000 per transaction or a series of related transactions or $15,000,000 in the aggregate in one or more Foreign Entities (other than a Foreign Scheduled Subsidiary) which is a start-up entity or start-up joint venture or (y) of not more than $5,000,000 per transaction or a series of related transactions or $10,000,000 in the aggregate in connection with the acquisition of a business or company which is a Foreign Entity (other than a Foreign Scheduled Subsidiary), such Foreign Entity shall not be required to become a Guarantor and shall not be required to pledge its assets hereunder.

         ss.6.3. PARENT GUARANTY. The Obligations shall also be guaranteed by the Parent pursuant to the terms of the Parent Guaranty.

         ss.6.4. ACKNOWLEDGMENT OF RELEASE OF OLD SUBSIDIARIES. On the Closing Date, (i) Aim, Bond Holdings, Diversified, NT Holdings and Old JTPG shall be released as Guarantors hereunder, and shall have no obligations as Guarantors under the Loan Documents from and after the Closing Date, and (ii) the Agent shall release its lien on the assets of Cambridge, Dura-Line, Johnson and Viewsonics which are being transferred to JTP or its Subsidiaries pursuant to certain asset transfer agreements, dated on or prior to the Closing Date, which asset transfer agreements are in form and substance satisfactory to the Agent.

         ss.7. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Banks and the Agent as follows:

         ss.7.1. CORPORATE AUTHORITY.

              ss.7.1.1. INCORPORATION; GOOD STANDING. Each of the Parent, the Borrower and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Parent or the Borrower and its Subsidiaries considered as a whole, and would not have any effect on the enforceability against the Parent, the Borrower or any of its Subsidiaries of any of the Loan Documents to which such Person is a party.

              ss.7.1.2. AUTHORIZATION. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Parent, the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate authority of such Person, (b) have been duly authorized by all necessary corporate proceedings, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Parent, the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Parent, the Borrower or any of its Subsidiaries and (d) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, the Parent, the Borrower or any of its Subsidiaries.

              ss.7.1.3. ENFORCEABILITY. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Parent, the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         ss.7.2. GOVERNMENTAL APPROVALS. The execution, delivery and performance by the Parent, the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which such Person is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

         ss.7.3. TITLE TO PROPERTIES; LEASES. Except as indicated on Schedule
7.3 attached hereto, the Borrower and its Subsidiaries own all of the assets reflected as owned by them in the consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

         ss.7.4. FINANCIAL STATEMENTS. There has been furnished to each of the Banks (a) the consolidated balance sheet of the Parent and its Subsidiaries as at the Balance Sheet Date and the consolidated statement of income of the Parent and its Subsidiaries for the fiscal year then ended, each prepared in accordance with generally accepted accounting principles, certified by Ernst & Young and fairly presenting the financial condition of the Parent and its Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal year then ended, and (b) the consolidating balance sheet of the Parent and its Subsidiaries as at the Balance Sheet Date and the consolidating statement of income of the Parent and its Subsidiaries for the fiscal year then ended, each in reasonable detail and prepared by management in accordance with the past financial practice of the Parent and its Subsidiaries, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such consolidating financial statements fairly presents the financial position of the Parent and its Subsidiaries on the date hereof. There are no contingent liabilities of the Parent or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Parent, which were not disclosed in such balance sheets and the notes related thereto.

         ss.7.5. NO MATERIAL CHANGES. (a) Since the Balance Sheet Date there has occurred no change in the financial condition or business of the Parent and its Subsidiaries as shown on or reflected in the consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at the Balance Sheet Date, or the consolidated and consolidating statements of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of Parent and its Subsidiaries considered as a whole or the Borrower and its Subsidiaries considered as a whole. Since the Balance Sheet Date, the Borrower has not made any Distribution.

         (b) The Parent, the Borrower and each of its Subsidiaries (before and after giving effect to the transactions contemplated by this Credit Agreement and the other Loan Documents) (i) is solvent, (ii) has assets having a fair value in excess of its liabilities, (iii) has assets having a fair value in excess of the amount required to pay its liabilities on existing debts as such debts become absolute and matured, and (iv) has, and expects to continue to have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection with the operation of its business as such debts mature.

         ss.7.6. FRANCHISES, PATENTS, COPYRIGHTS. Each of the Borrower and its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

         ss.7.7. LITIGATION. There are no actions, suits, proceedings or investigations of any kind pending or threatened against the Parent, the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Parent or the Borrower and its Subsidiaries or materially impair the right of the Borrower and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Parent and its Subsidiaries, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

         ss.7.8. NO MATERIALLY ADVERSE CONTRACTS. None of the Parent, the Borrower nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Parent or the Borrower and its Subsidiaries considered as a whole. None of the Parent, the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Parent's and the Borrower's officers, to have any materially adverse effect on the business of the Parent or the Borrower and its Subsidiaries considered as a whole.

         ss.7.9. COMPLIANCE WITH OTHER INSTRUMENTS, LAWS. None of the Parent, the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Parent or the Borrower and its Subsidiaries considered as a whole.

         ss.7.10. TAX STATUS. Each of the Parent, the Borrower and its Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Parent and the Borrower know of no basis for any such claim.

         ss.7.11. NO EVENT OF DEFAULT. No Default or Event of Default has occurred and is continuing.

         ss.7.12. HOLDING COMPANY AND INVESTMENT COMPANY ACTS. None of the Parent, the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

         ss.7.13. ABSENCE OF FINANCING STATEMENTS. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto.

         ss.7.14. PERFECTION OF SECURITY INTEREST. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Agent's security interest in the Collateral. The Collateral and the Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Borrower or the applicable Guarantor is the owner of the Collateral free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

         ss.7.15. CERTAIN TRANSACTIONS. Except for arm's length transactions pursuant to which the Parent, the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the such Person could obtain from third parties, none of the officers, directors, or employees of the Parent, the Borrower or any of its Subsidiaries is presently a party to any transaction with such Person (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Parent and the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

         ss.7.16. EMPLOYEE BENEFIT PLANS.

              ss.7.16.1. IN GENERAL. Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.

              ss.7.16.2. TERMINABILITY OF WELFARE PLANS. Under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of ss.3(1) or ss.3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA). The Parent, the Borrower or an ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Parent, the Borrower or such ERISA Affiliate without liability to any Person.

              ss.7.16.3. GUARANTEED PENSION PLANS. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of ss.302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Parent, the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of ss.4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities, by more than $5,000,000.

              ss.7.16.4. MULTIEMPLOYER PLANS. None of the Parent, the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under ss.4201 of ERISA or as a result of a sale of assets described in ss.4204 of ERISA. None of the Parent, the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of ss.4241 or ss.4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under ss.4041A of ERISA.

         ss.7.17. REGULATIONS U AND X. The proceeds of the Revolving Credit Loans shall be used (a) to convert existing Indebtedness to the Banks under the Original Credit Agreement to Revolving Credit Loans or Letters of Credit, as the case may be, hereunder, (b) for acquisitions, Investments, Capital Expenditures and Distributions permitted hereunder, and (c) for general corporate and working capital purposes permitted hereunder. The Borrower will obtain Letters of Credit solely for general corporate and working capital purposes. No portion of any Revolving Credit Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

         ss.7.18. ENVIRONMENTAL COMPLIANCE. To the best of the Borrower's knowledge, except as disclosed on Schedule 7.18 attached hereto:

              (a) none of the Parent, the Borrower, its Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, nor has the Parent, the Borrower or any of its Subsidiaries received notice that it, or any operator of the Real Estate is in alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation would have a material adverse effect on the environment or the business, assets or financial condition of the Parent or the Borrower and its Subsidiaries considered as a whole;

              (b) none of the Parent, the Borrower nor any of its Subsidiaries has received notice from any third party including, without limitation; any federal, state or local governmental authority: (i) that any one of them has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. ss. 9601(5), any hazardous substances as defined by 42 U.S.C. ss. 9601(14), any pollutant or contaminant as defined by 42 U.S.C. ss.9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Parent, the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) except to the extent that the following would not have a material adverse effect on the business, assets or financial condition of the Parent or the Borrower and its Subsidiaries, taken as a whole, that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

              (c) (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances other than in accordance with applicable Environmental Laws the noncompliance with which would have a material adverse effect on the business, assets or financial condition of the Parent or the Borrower and its Subsidiaries, taken as a whole; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate in violation of any applicable Environmental Law the noncompliance with which would have a material adverse effect on the business, assets or financial condition of the Parent or the Borrower and its Subsidiaries, taken as a whole; (ii) in the course of any activities conducted by the Parent, the Borrower, its Subsidiaries or operators of such Person's properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance (in all material respects) with applicable Environmental Laws the noncompliance with which would have a material adverse effect on the business, assets or financial condition of the Parent or the Borrower and its Subsidiaries, taken as a whole;
(iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Parent, the Borrower or its Subsidiaries, which releases would have a material adverse effect on the business, assets or financial condition of the Parent or the Borrower and its Subsidiaries, taken as a whole; (iv) there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on any of the Real Estate, and which would have a material adverse effect on the business, assets or financial condition of the Parent or the Borrower and its Subsidiaries, taken as a whole; and (v) in addition, except to the extent that the following would not have a material adverse effect on the business, assets or financial condition of the Parent or the Borrower and its Subsidiaries, taken as a whole, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are operating in compliance with such permits and applicable Environmental Laws; and

              (d) none of the Parent, the Borrower or its Subsidiaries or any of the Real Estate is subject to any applicable environmental law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

         ss.7.19. SUBSIDIARIES. (a) As of the Closing Date, the Parent does not have any Subsidiaries except for its Subsidiaries listed on Schedule 7.19 attached hereto and the Borrower does not have any Subsidiaries except for its Subsidiaries listed on Schedule 7.19 attached hereto. The Parent is the record and beneficial owner of 100% of the outstanding capital stock of the Borrower and of each of the Parent's other Subsidiaries except as set forth on Schedule
7.19 attached hereto. The Borrower is the record and beneficial owner of 100% of the outstanding capital stock of each of the Wholly-Owned Guarantors, and is the record and beneficial owner of the outstanding capital stock of each of the Non-Wholly Owned Guarantors as set forth on Schedule 7.19 attached hereto. The Borrower has no material assets other than the capital stock of its Subsidiaries. Other than as set forth on Schedule 7.19(a) attached hereto, the Parent has no material assets other than the capital stock of its Subsidiaries.

              (b) Except as described in ss.ss.7.19(a) and 9.3 hereof and as shown on Schedules 7.19 and 9.3 attached hereto, neither the Parent nor the Borrower owns or holds of record and/or beneficially (whether directly or indirectly) any shares of any class in the capital of any other corporations or any legal and/or beneficial interests in any partnership, business trust or joint venture or in any other unincorporated trade or business enterprise.

         ss.7.20. CHIEF EXECUTIVE OFFICES. Each of the Borrower's and the Parent's chief executive office is at ArborLake Centre, Suite 550, 1751 Lake Cook Road, Deerfield, Illinois 60015 at which location its books and records are kept.

         ss.7.21. FISCAL YEAR. Each of the Parent and the Borrower has a fiscal year which is the twelve months ending on December 31 of each year.

         ss.7.22. DISCLOSURE. None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or the Parent in the case of any document or information not furnished by it) necessary in order to make the statements herein or therein not misleading. There is no fact known to the Borrower or the Parent which materially adversely affects, or which is reasonably likely in the future to materially adversely affect, exclusive or effects resulting from changes in general economic conditions, the business, assets, financial condition or prospects of the Parent or the Borrower and its Subsidiaries, taken as a whole.

         ss.8. AFFIRMATIVE COVENANTS OF THE BORROWER. The Borrower hereby covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

         ss.8.1. PUNCTUAL PAYMENT. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Revolving Credit Loans, all Reimbursement Obligations, the Letter of Credit Fees, the Commitment Fees, the Agent's Fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

         ss.8.2. MAINTENANCE OF OFFICE. The Borrower will maintain its chief executive office at ArborLake Centre, Suite 550, 1751 Lake Cook Road, Deerfield, Illinois 60015, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

         ss.8.3. RECORDS AND ACCOUNTS. The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.

         ss.8.4. FINANCIAL STATEMENTS, CERTIFICATES AND INFORMATION. The Borrower will deliver to each of the Banks:

              (a) as soon as practicable, but in any event not later than one hundred and five (105) days after the end of each fiscal year of the Parent,
(i) the consolidated balance sheet of the Parent and its

Subsidiaries as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and certified without qualification by Ernst & Young or by other independent certified public accountants satisfactory to the Agent; and (ii) the unaudited consolidating balance sheet of the Parent and its Subsidiaries as at the end of such year, and the related unaudited consolidating statement of income and unaudited consolidating statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidating statements to be in reasonable detail, prepared by management in accordance with the past financial practice of the Parent and its Subsidiaries, and certified by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Parent and its Subsidiaries on the date hereof;

              (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Parent, copies of the unaudited consolidated and consolidating balance sheets of the Parent and its Subsidiaries, each as at the end of such quarter, and the related consolidated and consolidating statements of income and consolidated and consolidating statements of cash flow for the portion of the Parent's fiscal year then elapsed, all in reasonable detail and, with respect to the consolidated financial statements, prepared in accordance with generally accepted accounting principles, and in each case together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Parent and its Subsidiaries on the date thereof (subject to year-end adjustments);

              (c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower substantially in the form of Exhibit G attached hereto (a "Compliance Certificate") and setting forth in reasonable detail computations evidencing compliance with the covenants contained in ss.10 hereof and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

              (d) as soon as practicable but, in any event, within ten (10) Business Days after the issuance thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission by the Parent or any of its Subsidiaries or sent to the stockholders of the Parent or any of its Subsidiaries; and

              (e) from, time to time such other financial data and information (including accountants management letters) as the Agent or any Bank may reasonably request.

The Banks and the Agent agree that they will treat in confidence all financial information with respect to the Parent and its Subsidiaries which has not become public, and will not, without the consent of the Borrower, disclose such information to any third party, and, if any representative or agent of the Banks or the Agent shall not be an employee of one of the Banks or the Agent or any affiliate of the Banks or the Agent, such designee shall be reputable and of recognized standing and shall agree to treat in confidence the information obtained during any such inspection and, without the prior written consent of the Borrower, not to disclose such information to any third party or make use of such information for personal gain. Notwithstanding the foregoing, the Borrower hereby authorizes the Agent and each of the Banks to disclose information obtained pursuant to this Credit Agreement which has not become public to banks or other financial institutions who are participants or assignees or potential participants or assignees of the Revolving Credit Loans made or to be made hereunder with the Borrower's consent not to be unreasonably withheld, and where required or requested by governmental or regulatory authorities.

         ss.8.5. NOTICES.

              ss.8.5.1. DEFAULTS. The Borrower will, within five (5) days of becoming aware thereof, notify the Agent and each of the Banks in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Parent or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Agent and each of the Banks, describing the notice or action and the nature of the claimed default.

              ss.8.5.2. ENVIRONMENTAL EVENTS. The Borrower will promptly give notice to the Agent and each of the Banks (a) of any violation of any Environmental Law that the Parent or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, or any federal, state or local environmental agency or board, that has the potential to materially adversely affect the assets, liabilities, financial conditions or operations of the Parent or the Borrower and its Subsidiaries considered as a whole, or the Agent's security interests pursuant to the Security Documents.

              ss.8.5.3. NOTIFICATION OF CLAIM AGAINST COLLATERAL. The Borrower will, immediately upon becoming aware thereof, notify the Agent and each of the Banks in writing of any setoff, claims, withholdings or other defenses to which any of the Collateral with an aggregate net book value of $500,000 or more, or the Agent's rights with respect to such Collateral are subject.

              ss.8.5.4. NOTICE OF LITIGATION AND JUDGMENTS. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks in writing within ten (10) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Parent, the Borrower or any of its Subsidiaries or to which any such Person is or becomes a party involving an uninsured claim of more than $1,000,000 against such Person, as the case may be, and stating the nature and status of such litigation or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks, in writing, in form and detail satisfactory to the Agent, within ten
(10) Business Days of any judgment final or otherwise, against the Parent or any of its Subsidiaries in an amount in excess of $1,000,000.

         ss.8.6. CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Subsidiaries except as permitted under ss.9.5.1 hereof or the dissolution of any Subsidiary whose operation has been discontinued if such dissolution is, in the judgment of the Borrower desirable in the conduct of its business and does not materially adversely effect the business of the Borrower and its Subsidiaries on a consolidated basis. The Borrower (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment,
(b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this ss.8.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of the Borrower and its Subsidiaries on a consolidated basis.

         ss.8.7. INSURANCE. (a) The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent. All such insurance shall be payable to the Agent as loss payee for the benefit of the Banks and the Agent.

         (b) Within sixty (60) days after the Closing Date, the Borrower shall cause all policies of insurance of the Borrower and its Subsidiaries to provide for at least thirty (30) days prior written cancellation notice to the Agent. In the event of failure by the Borrower or any of its Subsidiaries to provide and maintain insurance as herein provided, the Agent may, at its option, provide such insurance and charge the amount thereof to the Borrower or such Subsidiary, as applicable. The Borrower and each of its Subsidiaries shall furnish the Agent with certificates of insurance and policies evidencing compliance with the foregoing insurance provisions.

         (c) The Borrower shall deliver to the Agent, within sixty (60) days after the Closing Date, a certificate of insurance from an independent insurance broker, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of this Credit Agreement and certified copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer).

         ss.8.8. TAXES. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

         ss.8.9. INSPECTION OF PROPERTIES AND BOOKS.

              ss.8.9.1. GENERAL. The Borrower shall permit the Banks, through the Agent or any of the Banks' other designated representatives, to (a) visit and inspect any of the properties of the Borrower or any of its Subsidiaries,
(b) examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), (c) discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, and (d) conduct commercial finance examinations and appraisals of assets, all at such reasonable times and intervals as the Agent or any Bank may reasonably request. Each of the Banks agrees that it will treat in confidence the information obtained during any inspection which is designated by the Borrower as confidential and will not, without the consent of the Borrower disclose such information to any third party and, if any representative or agent of any Bank or the Agent shall not be an employee of such Bank or the Agent, as the case may be, or any affiliate of such Bank or the Agent, as the case may be, such designee shall be reputable and of recognized standing and shall agree in writing to treat in confidence the information obtained during any such inspection and, without the prior written consent of the Borrower, not to disclose such information to any third party or make use of such information for personal gain. Notwithstanding the foregoing, the Banks and the Agent may disclose information obtained pursuant to this Credit Agreement to other banks or financial institutions who are potential participants or potential assignees or participants in the Revolving Credit Loans made or to be made hereunder with the Borrower's consent not to be unreasonably withheld, and where required or requested by governmental or regulatory authorities.

              ss.8.9.2. COMMUNICATIONS WITH ACCOUNTANTS. The Borrower hereby authorizes the Agent and, if accompanied by the Agent, the Banks to communicate directly with the Borrower's independent certified public accountants and authorizes such accountants to disclose to the Agent and the Banks any and all financial statements and other supporting financial documents and schedules including copies of any management letters with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries. At the request of the Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this ss.8.9.2.

         ss.8.10. COMPLIANCE WITH LAWS, CONTRACTS, LICENSES, AND PERMITS. The Borrower will, and the Borrower will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws the noncompliance with which would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries considered as a whole or the ability of the Borrower or any of its Subsidiaries to fulfill its obligations under this Credit Agreement or the other Loan Documents to which such Person is a party,
(b) the provisions of its charter documents and by-laws, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which such Person is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of such Person to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.

         ss.8.11. EMPLOYEE BENEFIT PLANS. The Borrower will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service upon request of the Agent, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under ss.103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (b) promptly upon receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under ss.ss.302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or
in respect of a Multiemployer Plan, under ss.ss.4041A, 4202, 4219, 4242, or 4245 of ERISA.

         ss.8.12. USE OF PROCEEDS. The Borrower will use the proceeds of the Revolving Credit Loans (a) to convert existing Indebtedness to the Banks under the Original Credit Agreement to Revolving Credit Loans or Letters of Credit, as the case may be, hereunder, (b) for acquisitions, Investments, Capital Expenditures and Distributions permitted hereunder, and (c) for general corporate and working capital purposes permitted hereunder. The Borrower will obtain Letters of Credit solely for general corporate and working capital purposes.

         ss.8.13. ADDITIONAL SUBSIDIARIES. (a) If, after the Closing Date, the Borrower acquires, either directly or indirectly, any Subsidiary, it will notify the Banks within three (3) Business Days of such acquisition and provide the Banks with an updated Schedule 7.19.

              (b) The Borrower shall at all times own, directly or indirectly, not less than 51% of the outstanding Voting Stock of each of its Subsidiaries which becomes a Subsidiary subsequent to the Closing Date.

              (c) The Borrower shall cause each of its Subsidiaries that is not a party on the Closing Date to a Subsidiary Guaranty or a Non-Wholly-Owned Subsidiary Guaranty, as the case may be, to execute and deliver to the Banks, on the date which is five (5) Business Days after such Person becomes a Subsidiary of the Borrower, a guaranty substantially in the form of a Subsidiary Guaranty or a Non-Wholly-Owned Subsidiary Guaranty, as appropriate, and a security agreement substantially in the form of the Security Agreements, together with such supporting documentation, including Uniform Commercial Code financing statements, legal opinions and corporate authority documents as the Banks may reasonably request.

         ss.8.14. FAIR LABOR STANDARDS ACT. The Borrower and each of its Subsidiaries shall at all times operate its business in compliance with all material applicable provisions of the Fair Labor Standards Act of 1938, as amended. None of the inventory of the Borrower or any of its Subsidiaries are or will be produced by employees of (a) the Borrower or any of its Subsidiaries or (b) to the best knowledge of the Borrower and each of its Subsidiaries, by employees of suppliers, who are, in each case, employed in violation of the minimum wage or maximum hour provisions of the Fair Labor Standards Act (29 U.S.C. ss.ss.206 and 207) or any regulations promulgated thereunder, in each case, as in effect from time to time.

         ss.8.15. FURTHER ASSURANCES. The Borrower will, and the Borrower will cause each of its Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

         ss.9. CERTAIN NEGATIVE COVENANTS OF THE BORROWER. The Borrower hereby covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligations to issue, extend or renew any Letters of Credit:

         ss.9.1. RESTRICTIONS ON INDEBTEDNESS. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

              (a) Indebtedness to the Banks and the Agent arising under any of the Loan Documents;

              (b) current liabilities of the Borrower or such Subsidiary of the Borrower incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit, except for credit on an open account basis customarily extended and in fact extended in connection with purchases of goods and services in the ordinary course of business;

              (c) Indebtedness in respect of taxes, assessments, governmental charges or levies, reimbursement-type obligations and bonds regarding workers' compensation claims, and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of ss.8.8 hereof;

              (d) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as either (i) execution is not levied thereunder or (ii) the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

              (e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

              (f) Indebtedness of Subsidiaries of the Borrower incurred as a result of (i) the acquisition of a business or assets (including existing Indebtedness assumed in connection with such acquisition), (ii) obligations under Capitalized Leases, (iii) purchase money obligations for property acquired in the ordinary course of business, (iv) sale-leaseback transactions permitted under ss.9.6 hereof, or (v) other similar financing transactions, in an aggregate principal amount of all such Indebtedness under this clause (f) not to exceed $20,000,000 outstanding at any one time, provided that after giving effect to the incurrence of any such

Indebtedness under this clause (f) no Event of Default under ss.ss.13.1(a), (b) or (c) (only a result of the failure by the Borrower to comply with any of its covenants set forth in ss.10 hereof) exists hereunder;

              (g) Indebtedness of the Borrower or any Subsidiary of the Borrower in respect of intercompany loans, advances, obligations or similar transfers to or among the Borrower or any Subsidiary of the Borrower, including, without limitation, pursuant to the Intercompany Loan Agreement, the Tax Sharing Agreements and the Services Agreements, provided that (i) the Non-Wholly-Owned Guarantors shall only incur Intercompany Advances from the Borrower (and not from any other Subsidiaries of the Borrower), such Intercompany Advances must be advanced pursuant to the Intercompany Loan Agreement and all Intercompany Advances evidenced by notes must be pledged and assigned to the Agent for the benefit of the Banks and (ii) all Intercompany Advances advanced by any Non-Wholly-Owned Guarantors to the Borrower shall be evidenced by notes which expressly prohibit set off against the notes referred to in subsection (i) above from the Borrower to such Non-Wholly-Owned Guarantor;

              (h) Indebtedness of the Borrower and its Subsidiaries listed on, and not in excess of the principal amounts and otherwise as described on
Schedule 9.1 attached hereto;

              (i) Indebtedness of the Subsidiaries of the Borrower in respect of operating leases;

              (j) Indebtedness (i) of the Borrower to the Parent incurred in connection with any Distribution permitted under ss.9.4 hereof, provided that such Indebtedness is evidenced by the Parent Loan Agreement, and provided further that such Indebtedness is subordinated to the Obligations in a manner that is satisfactory to the Agent in all respects and (ii) of the Subsidiaries of the Borrower incurred in connection with any Distribution permitted under ss.9.4(a) hereof;

              (k) Indebtedness in respect of interest rate protection arrangements and in respect of foreign exchange rate protection arrangements;

              (l) Indebtedness of the Borrower or any of its Subsidiaries incurred in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the sale or disposition of any of their businesses, properties or assets, provided that such sale or disposition is permitted under the terms of this Credit Agreement;

              (m) Indebtedness of the Borrower or any of its Subsidiaries in respect of Incentive Arrangements;

              (n) Indebtedness of the Borrower or any of its Subsidiaries, as applicable, incurred to refinance and replace Indebtedness of such Person permitted under clause (f) or clause (h) hereof, provided, that (i) the principal amount (or committed principal amount) of such refinancing Indebtedness shall not exceed the outstanding principal amount (or committed principal amount) of the Indebtedness being refinanced, (ii) the terms of such refinancing Indebtedness are no more onerous to the Borrower or such Subsidiary, as applicable, than the terms of the Indebtedness being refinanced, and (iii) the Majority Banks shall have consented to the incurrence of such refinancing Indebtedness, such consent not to be unreasonably withheld;

              (o) any additional unsecured Indebtedness, provided, that (i) after giving effect to the incurrence of such Indebtedness on a pro forma basis, the Borrower's Senior Debt to Consolidated Cash Flow Ratio is less than
2.25 to 1, (ii) the incurrence of such Indebtedness would be permitted under the New Senior Notes Indenture (as in effect on the Closing Date), (iii) no Default or Event of Default has occurred and is continuing or would result therefrom, and (iv) the Borrower delivers to the Agent, on the date of such incurrence, a certificate signed by a duly authorized officer of the Borrower and evidence satisfactory to the Agent showing compliance with the matters set forth in sub clauses (i) through (iii) of this clause (o); and

              (p) guaranties by the Borrower and/or any of its Subsidiaries of Indebtedness of the Borrower and/or any of its Subsidiaries that is otherwise permitted under this ss.9.1;

              (q) Indebtedness of the Borrower and/or any of its Subsidiaries with respect to performance, surety, statutory, appeal or similar bonds obtained in the ordinary course of business;

              (r) Indebtedness of the Borrower and/or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be deemed to be inadvertent) drawn against insufficient funds in the ordinary course of business;

              (s) Indebtedness of the Borrower arising under or in respect of the Assumption Agreement, provided that (i) such Indebtedness, to the extent assumed by the Borrower after the date hereof, is otherwise permitted under this ss.9.1, and (ii) the Borrower gives the Agent notice of any such assumed Indebtedness incurred by the Parent after the date hereof, promptly after such incurrence; and

              (t) unsecured Indebtedness not otherwise permitted hereunder, provided that the aggregate principal amount of all such Indebtedness does not exceed $15,000,000 at any time.

         ss.9.2. RESTRICTIONS ON LIENS. The Borrower will not, and will not permit any of its Subsidiaries to, (i) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (ii) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (iii) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (iv) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (v) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; provided that the Borrower and any Subsidiary of the Borrower may create or incur or suffer to be created or incurred or to exist:

              (a) liens to secure taxes, assessments and other government charges or liens on properties to secure claims for labor, material or supplies, in each case in respect of obligations not overdue or which are being contested in good faith by appropriate proceedings satisfactory to the Banks and for which adequate reserves have been established and are maintained in accordance with generally accepted accounting principles;

              (b) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations, and good faith deposits in connection with tenders, contracts or leases to which it is a party or deposits to secure, or in lieu of, surety, penalty or appeal bonds, performance bonds or other similar obligations;

              (c) liens on properties in respect of judgments or awards, the Indebtedness with respect to which is permitted by ss.9.1(d) hereof;

              (d) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

              (e) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Borrower or a Subsidiary of the Borrower is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower and its Subsidiaries on a consolidated basis;

              (f) liens existing on the date hereof and listed on Schedule 9.2 attached hereto;

              (g) liens on assets of Subsidiaries of the Borrower securing Indebtedness permitted under ss.9.1(f) hereof;

              (h) liens in favor of the Agent for the benefit of the Banks and the Agent under the Loan Documents;

              (i) liens on assets sold in sale-leaseback transactions permitted under ss.9.6 hereof;

              (j) liens securing refinancing Indebtedness permitted under ss.9.1(n) hereof, but only to the extent that the Indebtedness so refinanced was secured, and only covering assets which secured the Indebtedness being refinanced;

              (k) the subordination of certain amounts advanced under the Intercompany Loan Agreement and permitted under ss.9.1 hereof;

              (l) (i) leases entered into by Riverside Book and Bible House, Incorporated as lessor with respect to its property located at the River Hills Mall in Iowa Falls, Iowa and (ii) leases entered into by DACCO Incorporated as lessor with respect to its property located in Cookeville, Tennessee that is not required for its immediate ongoing operations; and

              (m) liens in respect of (i) Indebtedness permitted under ss.9.1(q) hereof and (ii) Indebtedness permitted under ss.9.1(k) hereof, provided that the aggregate amount of Indebtedness under ss.9.1(k) hereof secured pursuant to this ss.9.2(m) does not exceed $2,500,000.

         ss.9.3. RESTRICTIONS ON INVESTMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except:

              (a) Investments in marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase;

              (b) Investments in demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $500,000,000;

              (c) Investments in securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Service, Inc., and not less than "A 1" if rated by Standard and Poor's Corporation;

              (d) Investments in repurchase agreements secured by any one or more of the foregoing;

              (e) Investments in shares of any so-called "money market fund" provided that such fund is registered under the Investment Company Act of 1940, as amended, has net assets of at least $50,000,000 and has at least eighty-five percent (85%) of its net assets invested in investments of the types described in clauses (a), (b) and (c) above;

              (f) Investments existing on the date hereof and in amounts not to exceed the amounts listed on Schedule 9.3 attached hereto;

              (g) Investments by the Borrower in Subsidiaries of the Borrower and by any Subsidiary of the Borrower in its Subsidiaries which are also Subsidiaries of the Borrower existing on the Closing Date or in any other Person which concurrently with such Investment becomes a Subsidiary of the Borrower on such date, and Investments by Subsidiaries of the Borrower in the Borrower, provided that the Borrower's Investments in Non-Wholly-Owned Guarantors shall be made pursuant to the Intercompany Loan Agreement and if evidenced by notes, such notes shall be pledged and assigned to the Agent for the benefit of the Banks;

              (h) Investments consisting of the Guaranties and any guaranties delivered pursuant to ss.8.13 hereof;

              (i) certain Investments by the Borrower and its Subsidiaries in marketable securities and other negotiable instruments through the William Penn Funds (including the William Penn Interest Income Fund), provided, however that such Investments shall not exceed $5,000,000 in the aggregate at any time;

              (j) Investments in respect of Incentive Arrangements to the extent that such Investments are permitted hereunder;

              (k) Investments by the Borrower and/or any of its Subsidiaries made in connection with (i) any Distribution permitted under ss.9.4 hereof, or
(ii) any Indebtedness permitted under ss.ss.9.1(g), (m), (p) or (s) hereof;

              (l) Investments not exceeding $25,000,000 in the aggregate outstanding at any time;

              (m) other Investments not otherwise permitted hereunder, provided, that at the time of making of such Investment (i) no Default or Event of Default has occurred and is continuing or would result from making the proposed Investment and (ii) the Borrower delivers to the Agent, on the date on which any such Investment is made, a certificate signed by an authorized officer of the Borrower and evidence satisfactory to the Agent showing compliance with the matters set forth in this clause (m); and

              (n) Investments in the Parent to the extent that a Distribution of such amount would be permitted under ss.9.4 hereof.

         ss.9.4. DISTRIBUTIONS; OTHER AFFILIATE PAYMENTS. (a) Neither the Borrower nor any of its Subsidiaries will make any Distributions so long as any Default or Event of Default has occurred or is continuing or would result therefrom, other than:

              (i) scheduled payments of dividends on and redemptions of (A) the preferred stock of Sate-Lite Manufacturing Company in an aggregate amount not to exceed $20,000 in any calendar year and (B) the common stock of Sate-Lite Manufacturing Company in an aggregate amount not to exceed $12,500 in any calendar year;

              (ii) Distributions by Subsidiaries of the Borrower to the Borrower and Distributions by Subsidiaries of Subsidiaries of the Borrower to such Subsidiaries of the Borrower;

              (iii) Distributions and other payments under the Tax Sharing Agreement and the JI Properties Services Agreement;

              (iv) payments under the Incentive Arrangements;

              (v) director fees of the Parent (not to exceed $250,000 in any calendar year);

              (vi) indemnity payments required by the articles of incorporation, by-laws, director indemnity agreements and management consulting agreements of the Parent;

              (vii) filing, registration, reportion, qualification and similar fees and charges payable or owed by the Parent in respect of the requirements of the Securities and Exchange Commission, state qualifications to conduct business and other applicable governmental and regulatory requirements; and

              (viii) Distributions to the Parent not to exceed an aggregate of $5,000,000 solely for the purpose of repurchasing Old Senior Notes which remain outstanding after the Closing Date.

              (b) Without limiting the foregoing, if an Event of Default under ss.ss.13.1(a), (b) or (c) (only as a result of the failure by the Borrower to comply with any of its covenants set forth in ss.10 hereof) has occurred and is continuing, or if an Event of Default under ss.ss.13.1(a), (b) or (c) (only as a result of the failure by the Borrower to comply with any of its covenants set forth in ss.10 hereof) would result from the payment thereof, the Borrower shall not make any payments under the Services Agreements (payments under which shall be expressly subordinated to the Obligations), or any similar agreement (except the JI Properties Services Agreement) relating to the providing of consulting, financial or investment banking services by any Affiliate to the Borrower or any of its Subsidiaries.

         ss.9.5. MERGER, CONSOLIDATION AND DISPOSITION OF ASSETS.

              ss.9.5.1. MERGERS AND ACQUISITIONS. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition unless otherwise permitted under ss.ss.9.3 or 9.11 hereof, except the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower (provided that the Borrower is the survivor of such merger or consolidation), or the merger or consolidation of two or more Subsidiaries of the Borrower (provided that to the extent any such Subsidiary involved in such a merger or consolidation is a Guarantor hereunder, such Guarantor is the survivor of such merger or consolidation).

              ss.9.5.2. DISPOSITION OF ASSETS. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than (a) the sale of inventory in the ordinary course of business, consistent with past practices, (b) the disposition of obsolete assets which are no longer used or useful in current or planned business operations of such Person, (c) the sale of assets pursuant to sale-leaseback transactions permitted under ss.9.6 hereof, (d) sales of Capital Assets the proceeds of which are reinvested as permitted Capital Expenditures within 360 days of such sale, (e) the sale of assets by a Guarantor to a Guarantor, and (f) sales of assets in arms-length transactions for fair and reasonable value, provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of such sale and no Default or Event of Default will exist after giving effect to such sale, (ii) at least 80% of the purchase price for such asset is received in cash and the Net Proceeds from such sale are applied as provided in ss.2.3(b) hereof, and (iii) any promissory note or other instrument received by the Borrower or such Subsidiary in connection with such sale is an Investment permitted under ss.9.3 hereof, and the Borrower or such Subsidiary, as applicable, has delivered such promissory note or other instrument to the Agent to be held in pledge for the benefit of itself and the Banks in accordance with the terms of the Credit Agreement; (iv) the Borrower shall have delivered to the Agent on the date of such sale a certificate signed by an authorized officer of the Borrower and evidence satisfactory to the Agent showing compliance with the provisions of clauses (i) and (iii) of this ss.9.5.2(f).

         ss.9.6. SALE AND LEASEBACK. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower or any Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred, provided that the Borrower or any Subsidiary of the Borrower may enter into such sale-leaseback transactions to the extent that the Indebtedness incurred in connection with such transactions are permitted under ss.9.1(f) hereof or ss.9.1(h) hereof to the extent described in item 15 of Schedule 9.1 attached hereto.

         ss.9.7. COMPLIANCE WITH ENVIRONMENTAL LAWS. The Borrower will not, and the Borrower will not permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances in violation of any Environmental Law the noncompliance with which would have a material adverse effect on the business, assets or financial condition of the Parent or the Borrower and its Subsidiaries considered as a whole; (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances in violation of any Environmental Law the noncompliance with which would have a material adverse effect on the business, assets or financial condition of the Parent or the Borrower and its Subsidiaries considered as a whole; (c) generate any Hazardous Substances on any of the Real Estate in violation of any Environmental Law the noncompliance with which would have a material adverse effect on the business, assets or financial condition of the Parent or the Borrower and its Subsidiaries considered as a whole; (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate, or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law, in each case if such violation would have a material adverse effect on the business, assets or financial condition of the Parent or the Borrower and its Subsidiaries, taken as a whole..

         ss.9.8. EMPLOYEE BENEFIT PLANS. Neither the Borrower nor any ERISA Affiliate will:

              (a) engage in any "prohibited transaction" within the meaning of ss.406 of ERISA or ss.4975 of the Code which could result in a material liability for the Parent, the Borrower or any of its Subsidiaries; or

              (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in ss.302 of ERISA, whether or not such deficiency is or may be waived; or

              (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Parent, the Borrower or any of its Subsidiaries pursuant to ss.302(f) or ss.4068 of ERISA; or

              (d) permit or take any action which would result in the aggregate benefit liabilities (within the meaning of ss.4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of any such Plan with assets in excess of benefit liabilities, by more than the amount set forth in ss.7.16.3 hereof.

         ss.9.9. CHANGE IN TERMS OF CAPITAL STOCK. The Borrower shall not and shall not permit any of its Subsidiaries to effect or permit any change in or amendment to any document or instrument pertaining to the terms of such Person's capital stock without the written consent of the Banks.

         ss.9.10. HOSTILE TAKEOVERS. The Borrower will not and will not permit its Subsidiaries to acquire or attempt to acquire, whether by stock acquisition, purchase of assets, merger, consolidation or otherwise, any assets, stock or business of any entities in any transaction that has not been approved by the board of directors of the entity whose stock, assets or business is or are to be acquired; provided, however, that the foregoing shall not prohibit any purchase in the open market of not more than 5% of the fully-diluted outstanding capital stock of any corporation made in accordance with the provisions of this Credit Agreement.

         ss.9.11. LIMITATION ON TRANSACTIONS. The Borrower will not and will not permit any of its Subsidiaries to enter into any acquisition transaction, including, but not limited to, any asset purchase, stock purchase, merger, consolidation, noncompetition agreement or any similar transaction, involving an aggregate Investment or other outlay of funds or assumption of debt or other consideration in excess of $25,000,000 in any single transaction. Payments which are contingent upon post-closing performance, including, without limitation, as set forth in any Incentive Arrangement delivered in connection with any such acquisition transaction, shall be excluded from this ss.9.11.

         ss.9.12. FISCAL YEAR. The Borrower will not change the date of the end of its fiscal year from that set forth in ss.7.21 hereof.

         ss.10. FINANCIAL COVENANTS OF THE BORROWER. The Borrower hereby covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

         ss.10.1. CASH FLOW COVERAGE RATIO. As at the end of any fiscal quarter of the Parent ending during the periods specified in the table set forth below, the Cash Flow Coverage Ratio of the Borrower and its Subsidiaries, calculated on a Pro Forma Basis for the period of the four consecutive fiscal quarters then ended, shall not be less than the ratio set forth opposite such period in such table:

- -------------------------------------------------------------------------------
          Period                                                      Ratio
- -------------------------------------------------------------------------------
Closing Date - 12/31/98                                           1.85 to 1.00
- -------------------------------------------------------------------------------
1/1/99 - 12/31/99                                                 1.90 to 1.00
- -------------------------------------------------------------------------------
1/1/00 and thereafter                                             2.00 to 1.00
- -------------------------------------------------------------------------------
         ss.10.2. DEBT SERVICE COVERAGE RATIO. As at the end of any fiscal quarter of the Parent ending during the periods specified in the table set forth below, the Debt Service Coverage Ratio of the Borrower and its Subsidiaries, shall not, for the period of the four consecutive fiscal quarters then ended, be less than 1.25 to 1.00

         ss.10.3. MINIMUM NET WORTH. The Consolidated Net Worth of the Parent and its Subsidiaries, calculated on a Pro Forma Basis, shall at no time during the periods set forth below be less than the amount set forth opposite such period.

- -------------------------------------------------------------------------------
         Period                                                      Amount
- -------------------------------------------------------------------------------
Closing Date - 12/30/97                                          $67,500,000
- -------------------------------------------------------------------------------
12/31/97 - 12/30/98                                              $77,500,000
- -------------------------------------------------------------------------------
12/31/98 and thereafter                                          $90,000,000
- -------------------------------------------------------------------------------

         ss.10.4. SENIOR DEBT TO CONSOLIDATED CASH FLOW RATIO. As at the end of any fiscal quarter of the Borrower ending after the Closing Date, the Senior Debt to Consolidated Cash Flow Ratio of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters then ended shall not be greater than 2.25 to 1.00.

         ss.11. CLOSING CONDITIONS. The obligations of the Banks to amend and restate the Original Credit Agreement, to convert the Revolving Credit Loans and Letters of Credit thereunder to Revolving Credit Loans and Letters of Credit hereunder and to make the initial Revolving Credit Loans and of the Agent to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent on or prior to July 31, 1997:

         ss.11.1. LOAN DOCUMENTS. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document.

         ss.11.2. CERTIFIED COPIES OF CHARTER DOCUMENTS. Each of the Banks shall have received from the Parent, the Borrower and each of the Guarantors a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (a) its charter or other incorporation documents as in effect on such date of certification, and (b) its by-laws as in effect on such date.

         ss.11.3. CORPORATE ACTION. All corporate action necessary for the valid execution, delivery and performance by the Parent, the Borrower and each of the Guarantors of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.

         ss.11.4. INCUMBENCY CERTIFICATE. Each of the Banks shall have received from the Parent, the Borrower and each of the Guarantors an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each such Person, each of the Loan Documents to which such Person is or is to become a party; (b) in the case of the Borrower, to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

         ss.11.5. VALIDITY OF LIENS. The Security Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected. The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

         ss.11.6. PERFECTION CERTIFICATES AND UCC SEARCH RESULTS. The Agent shall have received from the Borrower and each of the Guarantors a completed and fully executed Perfection Certificate and the results of UCC searches with respect to the Collateral, indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent.

         ss.11.7. INSURANCE. The Agent shall have received a schedule outlining all of the Borrower's and its Subsidiaries insurance coverage, including policy limits and deductibles.

         ss.11.8. OPINIONS OF COUNSEL. Each of the Banks and the Agent shall have received favorable legal opinions addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from:

              (a) Bryan Cave LLP, special counsel to the Parent, the Borrower and the Guarantors; and

              (b) Mayer, Brown & Platt, special counsel to the Parent, the Borrower and the Guarantors.

         ss.11.9. PAYMENT OF AMENDMENT FEE. The Borrower shall have paid to the Banks the amendment fee payable pursuant to the Fee Letter.

         ss.11.10. CONSENTS AND APPROVALS. The Banks shall have received waivers or consents from any source reasonably requested by them, in form and substance satisfactory to the Banks, in connection with the transactions contemplated by this Credit Agreement.

         ss.11.11. PROJECTIONS. The projections of the annual operating budgets of the Parent and its Subsidiaries on a consolidated and consolidating basis, balance sheets and cash flow statements for the 1997 to 2001 fiscal years, shall have been delivered to each Bank. The projections have been prepared on the basis of reasonable assumptions and reflect the reasonable estimates of the Borrower of the results of operations (in the aggregate) and other information projected therein.

         ss.11.12 BORROWER REORGANIZATION.

              ss.11.12.1. ACQUISITION OF NEW SUBSIDIARIES. The Agent shall have received evidence satisfactory to the Agent that Cape Craftsmen, SPL Holdings, Inc. and its Subsidiaries have become wholly-owned Subsidiaries of the Borrower.

              ss.11.12.2. DISPOSITION OF ASSETS OR STOCK OF OLD SUBSIDIARIES. The Agent shall have received evidence satisfactory to the Agent that the sale of certain of the assets and liabilities of Cambridge, Dura-Line, Johnson and Viewsonics to JTP or its Subsidiaries, and the sale of the capital stock owned by the Borrower of Aim, Bond Holdings, Diversified, NT Holdings and Old JTPG to JTP or its Subsidiaries has occurred and the Borrower has received consideration therefor of not less than $260,000,000 in the aggregate.

         ss.11.13 SPL CREDIT AGREEMENT. The Agent shall have received evidence satisfactory to the Agent that SPL Holdings, Inc. and its Subsidiaries have indefeasibly repaid in full in cash all Obligations (as defined in the SPL Credit Agreement) under the SPL Credit Agreement and all liens, security interests and encumbrances granted by SPL Holdings, Inc. and its Subsidiaries in respect thereof have been discharged in full.

         ss.11.14 JORDAN REORGANIZATION. The Agent shall have received evidence satisfactory to the Agent that the Jordan Reorganization has been completed in all material respects.

         ss.12. CONDITIONS TO ALL BORROWINGS. The obligations of the Banks to make any Revolving Credit Loan, including the Revolving Credit Loans, and of the Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

         ss.12.1. REPRESENTATIONS TRUE; NO EVENT OF DEFAULT. Each of the representations and warranties of any of the Parent, the Borrower and the Guarantors contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Revolving Credit Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

         ss.12.2. NO LEGAL IMPEDIMENT. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Revolving Credit Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Agent would make it illegal for the Agent to issue, extend or renew such Letter of Credit.

         ss.12.3. GOVERNMENTAL REGULATION. Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

         ss.12.4. PROCEEDINGS AND DOCUMENTS. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Banks and to the Agent and the Agent's Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

         ss.13.  EVENTS OF DEFAULT; ACCELERATION; ETC.

         ss.13.1. EVENTS OF DEFAULT AND ACCELERATION. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

              (a) the Borrower shall fail to pay any principal of the Revolving Credit Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

              (b) the Borrower shall fail to pay any interest on the Revolving Credit Loans, the Commitment Fee, any Letter of Credit Fee, the Agent's Fee, or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and such failure shall continue for five (5) days;

              (c) the Borrower shall fail to comply with any of its covenants contained in the first sentence of ss.8.6, ss.ss.8.9, 8.12, 8.13, 9.1 through 9.6, 9.9, 9.10 through 9.12 or 10 or the Parent shall fail to comply with any of its covenants contained in ss.8 of the Parent Guaranty;

              (d) the Parent, the Borrower or any of the Guarantors shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this ss.13.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Agent;

              (e) any representation or warranty of the Parent, the Borrower or any of the Guarantors in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

              (f) the Parent, the Borrower or any of its Subsidiaries shall (i) fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases in an aggregate amount in excess of $15,000,000, or (ii) fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases in an aggregate amount in excess of $15,000,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

              (g) the Parent, the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of such Person or of any substantial part of the assets of such Person or shall commence any case or other proceeding relating to such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Parent, the Borrower or any of its Subsidiaries and such Person shall indicate its approval thereof, consent thereto or acquiescence therein;

              (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Parent, the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted and such case or proceeding remains undismissed for sixty (60) days;

              (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against the Parent, the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the such Persons exceeds in the aggregate $2,000,000;

              (j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Agent's security interests or liens in any substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Parent, the Borrower or any of the Guarantors party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof, or if any Guarantor or the Parent shall deny that it has any further or continuing liability under such Person's Guaranty;

              (k) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Parent or the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $5,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

              (l) the Jordan Group, shall, at any time, legally or beneficially, own less than 51% of the outstanding Voting Stock of the Parent, as adjusted pursuant to any stock split, stock dividend or recapitalization or reclassification of the capital of the Parent; or

              (m) the Parent shall at any time, legally or beneficially, own less than 100% of the outstanding capital stock of the Borrower, as adjusted pursuant to any stock split, stock divided or recapitalization or reclassification of the capital of the Borrower;

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in ss.ss.13.1(g) or 13.1(h) hereof, all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

         ss.13.2. TERMINATION OF COMMITMENTS. If any one or more of the Events of Default specified in ss.13.1(g) or ss.13.1(h) hereof shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all further obligations to make Revolving Credit Loans to the Borrower and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, the Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Revolving Credit Loans and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Parent, the Borrower or any of the Guarantors of any of the Obligations.

         ss.13.3. REMEDIES. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Revolving Credit Loans pursuant to ss.13.1 hereof, each Bank, if owed any amount with respect to the Revolving Credit Loans or the Reimbursement Obligations, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

         ss.13.4. DISTRIBUTION OF COLLATERAL PROCEEDS. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

              (a) first, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

              (b) second, to all other Obligations in such order or preference as the Majority Banks may determine; provided, however, that distributions in respect of such obligations shall be made (i) pari passu among Obligations with respect to the Agent's Fee payable pursuant to ss.5.2 hereof and all other Obligations and (ii) Obligations owing to the Banks with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Banks pro rata; and provided, further, that the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

              (c) third, upon payment and satisfaction in full or other provisions satisfactory to the Banks and the Agent for payment in full of all of the Obligations, to the payment of any obligations required to be paid pursuant to ss.9-504(1)(c) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

              (d) fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

         ss.14. SETOFF. Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Bank. Each of the Banks agrees with each other Bank that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, and (b) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

         ss.15. THE AGENT.

         ss.15.1. AUTHORIZATION. The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The relationship between the Agent and the Banks is and shall be that of agent and principal only, and nothing contained in this Credit Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Bank.

         ss.15.2. EMPLOYEES AND AGENTS. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

         ss.15.3. NO LIABILITY. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

         ss.15.4. NO REPRESENTATIONS. The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Parent, the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Parent, the Borrower or any of its Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial condition of the Parent, the Borrower or any of its Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

         ss.15.5. PAYMENTS.

              ss.15.5.1. PAYMENTS TO AGENT. A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

              ss.15.5.2. DISTRIBUTION BY AGENT. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

              ss.15.5.3. DELINQUENT BANKS. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent its pro rata share of any Revolving Credit Loan or to purchase any Letter of Credit Participation or
(ii) to
comply with the provisions of ss.14 hereof with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Revolving Credit Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

         ss.15.6. HOLDERS OF NOTES. The Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

         ss.15.7. INDEMNITY. The Banks ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by ss.16 hereof), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

         ss.15.8. AGENT AS BANK. In its individual capacity, BkB shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Revolving Credit Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.

         ss.15.9. RESIGNATION. The Agent may resign at any time by giving sixty
(60) days' prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

         ss.15.10. NOTIFICATION OF DEFAULTS AND EVENTS OF DEFAULT. Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this ss.15.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

         ss.15.11. DUTIES IN THE CASE OF ENFORCEMENT. In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Majority Banks and (b) the Banks have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Majority Banks may direct the Agent in writing as to the method and the extent of any such sale or other disposition, the Banks hereby agreeing to indemnify and hold the Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

         ss.16. EXPENSES. Whether or not the transactions contemplated hereby shall be consummated, the Borrower, hereby promises to pay (a) the cost of (i) reproducing this Credit Agreement and other instruments mentioned herein and
(ii) any taxes (including any interest and penalties in respect thereof), filing fees or recording fees or taxes payable by any Bank (other than taxes based upon such Bank's net income or profits) on or with respect to the transactions contemplated by this Credit Agreement or the other Loan Documents (the Borrower hereby agreeing to indemnify each Bank with respect thereto); (b) the documented fees, expenses and disbursements of the Agent's Special Counsel incurred in connection with the preparation of this Credit Agreement and other instruments mentioned herein, each closing hereunder, amendments, modifications, approvals, consents or waivers hereto or hereunder and the syndication and the termination hereof; (c) all reasonable fees, expenses and disbursements incurred by BkB in connection with the syndication of its Commitment hereunder, provided that the Borrower shall not bear the costs of syndication hereunder which are in excess of $5,000; and (d) all out-of-pocket expenses (including reasonable attorneys' fees and costs) incurred by any Bank or the Agent in connection with (i) the enforcement of this Credit Agreement the Notes and the other Loan Documents against the Parent, the Borrower or any Guarantor or the administration thereof after the occurrence and during the continuance of a Default or Event of Default and (ii) in connection with any litigation, proceeding or dispute whether arising hereunder or under the other Loan Documents or arising out of the transactions contemplated hereby or thereby. The covenants of this ss.16 shall survive payment or satisfaction of all other Obligations.

         ss.17. INDEMNIFICATION. The Borrower further agrees to indemnify and hold harmless the Agent and the Banks as well as each such Person's shareholders, directors, agents, officers, Subsidiaries and affiliates, from and against all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, and costs and expenses incurred, suffered, sustained or required to be paid by an indemnified party by reason of or resulting from the transactions contemplated hereby, except any of the foregoing which result from the gross negligence or willful misconduct of the indemnified party. In any investigation, proceeding or litigation, or the preparation therefor, each Bank and the Agent shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this ss.17 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this ss.17 shall survive payment or satisfaction in full of all other Obligations.

         ss.18. SURVIVAL OF COVENANTS. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Parent, the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Revolving Credit Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

         ss.19. ASSIGNMENTS AND PARTICIPATIONS.

         ss.19.1. CONDITIONS TO ASSIGNMENT BY THE BANKS. Except as provided herein, any Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Revolving Credit Loans at the time owing to it, the Note held by it and its participating interest in the risk relating to any Letters of Credit); provided that (a) each such assignment shall be of a constant, and not a varying, percentage of all of such Bank's rights and obligations under this Credit Agreement, (b) each assignment shall be in an amount no less than $5,000,000, or a larger integral multiple of $1,000,000, and (c) and the parties to such assignment shall execute and deliver to the Agent, for recording in the Register, an Assignment and Acceptance, substantially in the form of Exhibit H attached hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall, upon payment to the Agent of the registration fee referred to in ss.19.3 hereof, be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a

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                                      -67-

Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment, be released from its obligations under this Credit Agreement.

         ss.19.2. CERTAIN REPRESENTATIONS AND WARRANTIES; LIMITATIONS; COVENANTS. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

              (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage;

              (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Parent, the Borrower or any of its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Parent, the Borrower or any of its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

              (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in ss.7.4 and ss.8.4 hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

              (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

              (e) such assignee represents and warrants that it is an Eligible Assignee and that, on the effective date of such Assignment and Acceptance, the circumstances described in ss.ss.5.6 and 5.7 hereof are not applicable to such assignee;

              (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

              (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank;

              (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and

              (i) such assignee acknowledges that it has made arrangements with the assigning Bank satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

         ss.19.3. REGISTER. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Revolving Credit Loans owing to and Letter of Credit Participations purchased by, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assignee Bank agrees to pay to the Agent a registration fee in the sum of $5,000.

         ss.19.4. NEW NOTES. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks. Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be substantially the form of the assigned Notes, provided that any Notes issued to the assigning Bank shall also evidence the obligations of the Borrower to pay any accrued but unpaid interest on the surrendered Note or Notes. Within five (5) days of issuance of any new Notes pursuant to this ss.19.4, the Borrower shall deliver an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Banks. The surrendered Note or Notes shall be cancelled and returned to the Borrower.

         ss.19.5. PARTICIPATIONS. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $1,000,000, (b) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Revolving Credit Loans, extend the term of the Commitment or increase the Commitment Amount of such Bank as it

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                                      -69-

relates to such participant, reduce the amount of any Commitment Fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

         ss.19.6. DISCLOSURE. The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and
(c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

         ss.19.7. ASSIGNEE OR PARTICIPANT AFFILIATED WITH THE BORROWER. If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to ss.13.1 or ss.13.2 hereof, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Revolving Credit Loans. If any Bank sells a participating interest in any of the Revolving Credit Loans or Reimbursement Obligations to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to ss.13.1 or ss.13.2 hereof to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans to the extent of such participation.

         ss.19.8. MISCELLANEOUS ASSIGNMENT PROVISIONS. Any assigning Bank shall retain its rights to be indemnified pursuant to ss.16 hereof with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. If BkB transfers all of its interest, rights and obligations under this Credit Agreement, the Agent shall, in consultation with the Borrower and with the consent of the Borrower and the Majority Banks, appoint another Bank to act as a Reference Bank hereunder. Anything contained in this ss.19 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under ss.4 of the Federal Reserve Act, 12 U.S.C. ss.341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

         ss.19.9. ASSIGNMENT BY BORROWER. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

         ss.20. NOTICES. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

              (a) if to the Borrower, at ArborLake Centre, Suite 550, 1751 Lake Cook Road, Deerfield, Illinois 60015, Attention: Gordon L. Nelson, Jr., Senior Vice President, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

              (b) if to BkB or the Agent, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Mark M. Andrew, Vice President, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

              (c) if to any Bank (other than BkB), at such Bank's address set forth on Schedule 1 attached hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

         Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

         ss.21. GOVERNING LAW. THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH PERSON BY MAIL AT THE ADDRESS SPECIFIED IN ss.20 HEREOF. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

         ss.22. HEADINGS. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

         ss.23. COUNTERPARTS. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

         ss.24. ENTIRE AGREEMENT. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in ss.26 hereof.

         ss.25. WAIVER OF JURY TRIAL. The Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of which rights and obligations. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (a) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Agent and the Banks have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

         ss.26. CONSENTS, AMENDMENTS, WAIVERS, ETC. Any consent or approval required or permitted by this Credit Agreement to be given by all of the Banks may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Parent, the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on the Notes, the term of the Notes, the Commitment Amounts, and the amount of Commitment Fee or Letter of Credit Fees hereunder may not be changed without the written consent of the Borrower and the written consent of each Bank affected thereby; the definition of Majority Banks, ss.2.3(b) hereof and this ss.26 may not be amended without the written consent of all of the Banks; and the amount of the Agent's Fee or any Letter of Credit Fees payable for the Agent's account and ss.15 hereof may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

         ss.27. SEVERABILITY. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.


         ss.28. TRANSITIONAL ARRANGEMENTS

         ss.28.1. ORIGINAL CREDIT AGREEMENT SUPERSEDED.

         This Credit Agreement shall on the Closing Date supersede the Original Credit Agreement in its entirety, except as provided in this ss.28. On the Closing Date, the rights and obligations of the parties evidenced by the Original Credit Agreement shall be evidenced by the Credit Agreement and other Loan Documents, the "Revolving Credit Loans" as defined in the Original Credit Agreement shall be converted to Revolving Credit Loans as defined herein, and all outstanding letters of credit issued by the Agent for the account of the Borrower prior to the Closing Date shall, for the purposes of this Credit Agreement, be Letters of Credit.

         ss.28.2.  RETURN AND CANCELLATION OF REVOLVING CREDIT NOTES.

As soon as reasonably practicable after its receipt of its Revolving Credit Note hereunder on the Closing Date, each of the Banks will promptly return to the Borrower, marked "Substituted" or "Cancelled", as the case may be, any notes of the Borrower held by such Bank pursuant to the Original Credit Agreement.

         ss.28.3. INTEREST AND FEES UNDER SUPERSEDED AGREEMENT.

All interest and fees and expenses, if any, owing or accruing under or in respect of the Original Credit Agreement through the Closing Date shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid in accordance with the method, and on the dates, specified in the Original Credit Agreement, as if the Original Credit Agreement were still in effect. Commencing on the Closing Date, the commitment fees shall be payable by the Borrower to the Agent for the account of the Banks in accordance with ss.2.2.

         IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

                                            JII, INC.


                                            By:
                                               -------------------------------
                                               Title:

                                            BANKBOSTON, N.A.,
                                            (F/K/A THE FIRST NATIONAL BANK OF
                                            BOSTON), individually and as Agent


                                            By:
                                               -------------------------------
                                               Title:


                                            CAISSE NATIONALE DE CREDIT AGRICOLE


                                            By:
                                               -------------------------------
                                               Title:


                                            BANK OF SCOTLAND


                                            By:
                                               -------------------------------
                                               Title:

                                            BANQUE PARIBAS


                                            By:
                                               -------------------------------
                                               Title:

                                            By:
                                               -------------------------------
                                               Title:


                                            BANKERS TRUST COMPANY


                                            By:
                                               -------------------------------
                                               Title: